UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Xenia Hotels & Resorts, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 6, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc. (“Xenia”) to be held at the Grand Bohemian Hotel Orlando, 325 S. Orange Avenue, Orlando, Florida 32801, on Tuesday, May 18, 2021, at 8:00 a.m., local time. Due to the public health impact of the novel coronavirus and related respiratory disease ("COVID-19"), we are planning for the possibility that the Company’s Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.xeniareit.com.

At the Annual Meeting you will be asked to (a) elect eight directors to our Board of Directors, (b) approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in our proxy materials (“say on pay”), (c) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and (d) transact any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.
Important Note: If you plan to attend the Annual Meeting, you must obtain an admission ticket by registering no later than Friday, May 14, 2021. To register, follow the instructions provided on page 60 of the proxy statement. You must bring your admission ticket and a valid, government-issued photo identification in order to gain access to the Annual Meeting.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Marcel Verbaas Chairman and Chief Executive Officer

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (“Xenia”), will be held at the Grand Bohemian Hotel Orlando, 325 S. Orange Avenue, Orlando, Florida 32801, on Tuesday, May 18, 2021, at 8:00 a.m., local time, for the following purposes:
1.To consider and vote upon the election of eight directors who will each hold office until the 2022 annual meeting of stockholders and until his or her successor is duly elected and qualifies;
2.To consider and vote, on an advisory and non-binding basis, upon a resolution approving the compensation of Xenia's named executive officers as described in our proxy materials (“say on pay”);
3.To consider and vote upon the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.To transact any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
Stockholders of record at the close of business on March 31, 2021 are entitled to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
Due to the public health impact of COVID-19, we are planning for the possibility that the Company’s Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.xeniareit.com.

In seeking to conserve natural resources and reduce costs, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive printed paper copies of the materials by mail, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the internet.

By Order of the Board of Directors

Taylor C. Kessel Corporate Secretary

Orlando, Florida
April 6, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2021:

The proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2020 are available free of charge at www.proxyvote.com.
The Board of Directors urges you to authorize proxies to vote your shares by telephone or via the internet prior to the Annual Meeting or to obtain an admission ticket and vote in person at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form.

PROXY SUMMARY
This summary highlights some of the topics discussed in this Proxy Statement. It does not cover all of the information you should consider before voting, and you are encouraged to read the entire Proxy Statement before casting your vote.

GENERAL INFORMATION

Meeting:	Annual Meeting of Stockholders	Stock Symbol:	XHR
Date:	Tuesday, May 18, 2021	Exchange:	New York Stock Exchange
Time:	8:00 a.m.	Common Stock Outstanding:	113,804,074
Location:	Grand Bohemian Hotel Orlando	State of Incorporation:	Maryland
	325 S. Orange Avenue	Exchange Listed Public Company Since:	2015
	Orlando, Florida 32801	Corporate Website:	www.xeniareit.com
		Investor Relations Website:	investors.xeniareit.com
Record Date:	March 31, 2021
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.
Impact of the COVID-19 Pandemic on Our Business in 2020

In January 2020, confirmed cases of novel coronavirus and related respiratory disease (“COVID-19”) started appearing in the United States. By March 11, 2020, COVID-19 was deemed a global pandemic by the World Health Organization. This led federal, state and local governments in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, school closures, quarantines, shelter-in-place orders and social distancing requirements, and also to implement multi-step policies of re-opening regions of the country. The effects of the COVID-19 pandemic on the hotel industry have been unprecedented with global demand for lodging drastically reduced and occupancy levels reaching historic lows. Between March and April 2020, the Company temporarily suspended operations at 31 of its hotels and resorts. The Company’s remaining eight properties continued operating at levels which reflected the significantly reduced demand levels. Between May and September 2020, the Company recommenced operations at 29 of its hotels and resorts. One additional hotel recommenced operations in October 2020 and four hotels were sold in the fourth quarter of 2020. As a result, as of December 31, 2020, 34 of our 35 hotels and resorts were open and operating.

Leisure demand gradually improved during the second half of 2020, however, many markets throughout the country began to experience a resurgence in COVID-19 case counts and hospitalizations and reimplemented or strengthened closures, quarantines, shelter-in-place orders and social distancing requirements. Business transient and group demand has been limited and, consistent with trends throughout the U.S. lodging industry, continues to lag in recovery. The vast majority of our hotel portfolio's group business for 2020 was canceled. This led to total portfolio occupancy of 27.1% for the year ended December 31, 2020.

We currently expect that the recovery in lodging demand, particularly with respect to business transient and group business, will be gradual, and likely inconsistent, and may lag behind the recovery of other industries. Factors such as public health, availability and effectiveness of COVID-19 vaccines and therapeutics, the broad acceptance of the vaccines by the general public, and the geopolitical environment may impact the timing, extent and pace of such recovery. As a result of COVID-19, our revenues declined significantly during 2020 compared to 2019. We cannot predict with certainty when or whether business levels will return to normalized levels after the effects of the pandemic subside, the short and long-term effects of the pandemic on the demand for travel, including the demand for business transient and group business, or whether hotels that have recommenced operations will be forced to shut down operations or impose additional restrictions due to a resurgence of COVID-19 cases.

VOTING ITEMS AND BOARD RECOMMENDATIONS

Proposal	Proposal Summary	Board Recommendation	Page
Proposal 1	Election of Directors	FOR each Director Nominee	12
Proposal 2	Non-binding, advisory vote to approve named executive officer compensation (“say on pay”)	FOR	54
Proposal 3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021	FOR	55

Our Directors
We believe our Board membership is both balanced and diverse in experience, professional background, areas of expertise and perspectives (shown below). For more information about our Board, please see “Article II: Corporate Governance - Our Board of Directors.”

				Committee Membership***
Name	Age	Years on Board	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Marcel Verbaas *	51	6					C
Jeffrey H. Donahue **	74	6	✓	M			M
John H. Alschuler	72	6	✓		M	M
Keith E. Bass	56	6	✓		M
Thomas M. Gartland	63	6	✓		C		M
Beverly K. Goulet	66	6	✓	M		M
Mary E. McCormick	63	6	✓			C	M
Dennis D. Oklak	67	6	✓	C			M
*     = Chairman of the Board
**     = Lead Director
***     = Committee membership as of the date of this Proxy Statement.
C    = Chairperson
M    = Member

We believe our Board has diversity of experience, qualifications, attributes and skills, as reflected in the summary below. For more information about the qualifications and experience of each of our directors, please see “Article II: Corporate Governance - Directors Standing for Re-Election."
Board of Directors Experience
Our Board brings extensive experience to the Company, including the following:

✓	Real estate and REITs	✓	Legal	✓	Strategy
✓	Corporate governance	✓	Public company boards	✓	Intergovernmental relations
✓	Executive leadership	✓	Finance and accounting	✓	Travel and lodging knowledge and experience
✓	Capital markets	✓	Risk oversight/management	✓	Operational experience

As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance and a diversity of perspectives, which includes skill sets, background, gender, race, ethnicity, and experience. Our Nominating and Corporate Governance Committee and our Board of Directors expects to place an emphasis on the racial and ethnic diversity of our Board. See “Article II: Corporate Governance - Board Committees” for additional details.

Governance Highlights
Strong Corporate Governance Practices
We are committed to maintaining strong corporate governance practices. Since our listing in 2015, we have implemented corporate governance best practices and improvements as highlighted below and we continue to seek feedback from all stakeholders as we evolve our governance profile.

✓	Adopted proxy access	✓	Stockholders have the right to amend the Company's bylaws

✓	Majority voting standard for director elections	✓	Common stock is the only class of voting security outstanding

✓	All of our directors stand for election each year	✓	Anti-hedging and anti-pledging policies

✓	7 of 8 directors standing for re-election are independent	✓	Executive and director stock ownership guidelines

✓	Executive sessions of Independent Directors held at each regularly scheduled board meeting and chaired by the Lead Director	✓	Opted out of all of the provisions of the Maryland Unsolicited Takeover Act (“MUTA”)

✓	All audit committee members are financial experts	✓	Robust succession planning for senior management

✓	Annual Board and committee self-evaluations	✓	Clawback policy

✓	Oversight of risk by the Board and select committees	✓	No poison pill

✓	The Audit, Compensation and Nominating and Corporate Governance committees include only independent directors	✓	We publish an Annual Corporate Responsibility Report available on our website at www.xeniareit.com/corporate-responsiblity

Governance Timeline and Improvements
Strategy and Our Board
We believe it is important to the success of our Company that our Board review the Company’s strategic framework and direction. Our Board regularly meets with members of the senior management team to consider our current and future strategies to meet our corporate objectives designed to maximize long-term stockholder value. In 2020, our Board met fifteen times and discussed both short- and long-term strategies related to the impact of COVID-19 on the Company’s business.
Investor Outreach
We regularly engage with our investors on a variety of matters, which we believe is a strong corporate governance practice. In 2020, we reached out to, met with or engaged directly with more than 55% of the investors that own our common stock, and we continue to engage with additional stockholders on an ongoing basis.

Social and Community Matters
We are committed to supporting the communities in which our properties are located. We also enable our employees to support the communities in which they live through our charitable organization spotlight program. We encourage our employees to give back to their communities in various ways, including regular team building events that benefit charities and through serving on charitable organization boards. Each year we invite several charitable organizations to visit our Company headquarters in order to share their purpose and needs with our employees. This program highlights altruistic opportunities in which our employees can and do participate. In 2019 we published our first Corporate Responsibility Report and in early 2020 we adopted and published our Enterprise Environmental Policy, Human Rights and Labor Rights Policy, and Supplier/Vendor Code of Conduct. In 2021, we will publish our third Corporate Responsibility Report disclosing key environmental sustainability metrics and other notable items. These reports and policies can all be found on our website at www.xeniareit.com/corporate-responsibility.
Compensation Highlights
Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company to maximize stockholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.
The Company’s compensation guiding principles are as follows:
✓    We pay for performance. We utilize multiple performance measures across various performance periods. In order to earn any of the outstanding performance-based equity awards that are measured by absolute total stockholder return we must achieve at least a six percent annualized total stockholder return.
✓    We balance short-term and long-term incentives. Annual cash bonuses and long-term equity awards comprise a significant portion of our named executive officers' ("NEOs") overall target compensation.
✓    We align our NEOs' compensation with stockholders' interests. Our NEOs' compensation aligns with stockholders' interests, which means the granting of performance-based equity awards that are tied to total stockholder return on both a relative and absolute basis.
✓    We target to outperform. Target payouts for our performance-based equity awards are not achieved unless we outperform at least half of our peers in the lodging industry.
✓    We maintain a clawback policy. Our clawback policy allows for the recovery of amounts inappropriately paid in the event of a restatement of our financial statements.

✓    Payments pursuant to our NEOs' severance agreements are subject to a "double trigger." Any change in control cash payments pursuant to severance agreements with our NEO's are subject to a "double trigger."
✓    We do not have tax gross-ups. We do not provide tax gross-ups on any severance, change-in-control or other payments.
As a result of the sudden and material impact of the COVID-19 pandemic on the Company, the Compensation Committee proactively addressed a lack of retention value and the incentive potential of the initial performance-based long-term equity awards granted in March 2020 by canceling those performance-based awards and granting new time-based awards in June and December in order to align compensation with stockholders’ interests by focusing on retaining our NEOs during a time of crisis and extreme uncertainty and to incentivize them through share appreciation potential over time. The Compensation Committee believes that these temporary adjustments were made in the best interests of the stockholders. The Company has since reverted to its prior long-term compensation format with the majority of the 2021 long-term equity grants made in the form of “at-risk” performance-based awards. Also due to the impact of the COVID-19 pandemic, annual cash bonus payments earned in 2020 (75% of which were based on performance criteria set prior to the U.S. onset of the COVID-19 pandemic), were paid at significantly lower amounts compared to prior years. The Compensation Committee elected not to make any revisions to the annual incentive program in order to align with the overall strategy of conserving liquidity for the Company. As a result, payments under the annual incentive program were significantly below target amounts and these results were not a reflection on the performance of the management team or the outstanding efforts undertaken in 2020.

2020 Performance Highlights
After the onset of COVID-19 in early 2020, the Company placed its focus on maximizing liquidity and balance sheet flexibility in order to successfully manage through the downturn and be in a position to capitalize on opportunities during the ensuing recovery. The following is a summary of our achievements during the year.

Enhanced Balance Sheet Flexibility and Created Liquidity

✓ Addressed near-term debt maturities

✓ Diversified the balance sheet

✓ Successfully extended liquidity runway

✓ Sold four hotels for a total price of approximately $391 million

✓ Tapped new capital source through issuance of senior notes

✓ Amended Corporate Credit Agreements

Balance Sheet Activities

- Extended Line of Credit maturity two years to 2024
- Paid off all 2021 and 2022 debt maturities
- Tapped new capital sources through issuance of senior notes, totaling $500 million

Transaction Activity

- Sold four hotels for a total price of approximately $391 million, representing an approximately 10x multiple on 2019 Hotel EBITDA
- In October 2020, the Company sold Residence Inn Boston Cambridge for $107.5 million and Marriott Napa Valley Hotel & Spa for $100.1 million
- In November 2020, the Company sold Hotel Commonwealth for $113.0 million and Renaissance Austin Hotel for $70.0 million

Amended Corporate Credit Agreements

- Received covenant waivers through Yearend 2021 and relaxation on certain covenants through the first quarter of 2023
- Improved mandatory prepayment waterfall
- Ability to acquire assets using equity

Operational Achievements

Hotel Status

- Temporarily suspended operations at 31 of 39 hotels and resorts between March and April 2020
- Remaining eight properties continued operating at significantly reduced demand levels
- Recommenced operations at 30 hotels and resorts between May and October 2020
- Sold four hotels in October and November 2020
- As a result, as of December 31, 2020, 34 of our 35 hotels and resorts were open and operating

Corporate Expenditure Reductions

- Reduced corporate G&A by 25% or $6 million during 2020 compared to pre-pandemic budgeted amounts
- Reduced corporate personnel by 25%
- Deferred or eliminated over $50 million or 47% of initial capital expenditures planned for 2020
- Suspended the quarterly dividend after the payment of the first quarter dividend in April 2020

Completion of Key Capital Projects

- Completed the majority of the transformational renovation at Park Hyatt Aviara Resort, Golf Club & Spa and reopened the resort on September 30, 2020.
- Completed the guestroom renovation at Marriott Woodlands Waterway Hotel & Convention Center
- Completed the renovation of the existing meeting room space at Hyatt Regency Grand Cypress

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2021

The board of directors (the “Board of Directors” or the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (referred to herein as “Xenia,” “we,” “us” or the “Company”), solicits your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 18, 2021, beginning at 8:00 a.m., local time, at the Grand Bohemian Hotel Orlando, 325 S. Orange Avenue, Orlando, Florida 32801, and at any adjournments or postponements thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.
This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2020, are available free of charge at www.proxyvote.com.
Beginning on or about April 6, 2021, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 31, 2021, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report for the fiscal year ended December 31, 2020, and how to submit proxies or voting instructions via the internet. On or about April 6, 2021, we also began mailing a full set of proxy materials to certain stockholders, including those who previously requested a paper copy of the proxy materials.

ARTICLE I: PROXY MATERIALS AND ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1.    Q:    Why did I receive a notice in the mail regarding the internet availability of the proxy materials?

A:    The Board of Directors is delivering or providing access to proxy materials to its stockholders in connection with its solicitation of proxies to vote at the Annual Meeting and at any postponement or adjournment thereof. The SEC has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we have elected to provide access to our proxy materials, which include this proxy statement and our Annual Report for the fiscal year ended December 31, 2020 at www.proxyvote.com. We sent the Notice to our stockholders as of the close of business on March 31, 2021, the record date, directing them to a website where they can access the proxy materials and view instructions on how to authorize proxies to vote their shares over the internet or by telephone. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice but would like to request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.

Choosing to receive your proxy materials over the internet will help conserve natural resources and reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

2.    Q:    When and where is the Annual Meeting?

A:    The Annual Meeting will be held at the Grand Bohemian Hotel Orlando, 325 S. Orange Avenue, Orlando, Florida 32801 on Tuesday, May 18, 2021 at 8:00 a.m., local time.

Due to the public health impact of the novel coronavirus and related respiratory disease (COVID-19), we are planning for the possibility that the Company’s Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.xeniareit.com.

3.    Q:    What is the purpose of the Annual Meeting?

A:    At our Annual Meeting, stockholders will consider and vote upon the matters outlined in this proxy statement and in the Notice of Annual Meeting of Stockholders included with this proxy statement, including the election of directors, the approval of a non-binding advisory resolution on the compensation of our named executive officers (“say on pay”), the ratification of KPMG LLP as our independent registered public accounting firm, and the transaction of any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.

4.    Q:    How can I attend the Annual Meeting?

A:    Only stockholders of record and beneficial owners of Xenia common stock as of the close of business on March 31, 2021, the record date, or their duly authorized proxies, will be entitled to attend the Annual Meeting. To gain admittance, stockholders (or their proxies) must first obtain an admission ticket by registering no later than Friday, May 14, 2021. To register, follow the instructions provided on page 60 of this proxy statement. You must bring your admission ticket and a valid, government-issued photo identification (such as a valid driver’s license or passport) in order to gain access to the Annual Meeting. If you are a beneficial owner of Xenia common stock (as described in Question 6 below), you will need to obtain a legal proxy from your broker or other nominee in order to vote at the Annual Meeting (as described in Question 7 below).

For directions to the meeting location, please contact us at 407-246-8100.

Stockholders may be required to enter through a security check point before being granted access to the meeting. No cameras, recording devices, other electronic devices or large packages will be permitted at the Annual Meeting. Photographs and videos taken at the Annual Meeting by or at the request of Xenia may be used by Xenia, and by attending the Annual Meeting, you waive any claim or rights with respect to those photographs and their use.

Due to the public health impact of COVID-19, we are planning for the possibility that the Company’s Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.xeniareit.com.

5.    Q:    What should I do if I receive more than one Notice or set of proxy materials?

A:    You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, or if you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or set of proxy materials. Please be sure to submit your proxy or voting instructions for each account in which you hold shares.

6.    Q:     What is the difference between holding shares as a record holder versus a beneficial owner?

A:    Many Xenia stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders: If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered, with respect to those shares, the stockholder of record or record holder. As the stockholder of record as of the record date, you have the right to grant your voting proxy directly to Xenia's designated proxy holders or to vote in person at the Annual Meeting.

Beneficial Owners: If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice (or in some cases as described above, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See Question 10 below for more information about broker non-votes.

7.    Q:    Who can vote and how do I vote?

A:    Only stockholders as of the close of business on March 31, 2021, the record date, will be entitled to notice of and to vote at the Annual Meeting. To ensure that your vote is recorded promptly, please authorize a proxy to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.

If you are a record holder, you may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you attend the Annual Meeting, you may revoke your proxy should you wish to vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Your attendance at the Annual Meeting is not sufficient in and of itself to vote, or revoke your proxy.

Beneficial owners may authorize a proxy by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will provide instructions for doing so. Beneficial owners who wish to vote at the Annual Meeting must first obtain a “legal proxy” from their broker, bank or other nominee, giving the beneficial owner the right to vote the shares at the meeting and present such legal proxy at the Annual Meeting.

To attend and vote at the Annual Meeting, all stockholders must also register by Friday, May 14, 2021, as described on page 60 of this proxy statement.

For further instructions on voting, see the Notice or Proxy Card. If you authorize a proxy by telephone, via the internet or by returning your proxy card/voting instructions, the shares represented by the proxy will be voted in accordance with your instructions.

8.    Q.    What are my voting choices, and how many votes are required for approval or election?

A:    In the vote on the election of director nominees identified in this proxy statement to serve until the 2022 annual meeting of stockholders and until their respective successors have been duly elected and qualify, stockholders may (1) vote for specific nominees or (2) vote against specific nominees, or (3) abstain from voting for any specific nominees. Under our bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. Shares of common not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast for or against a nominee’s election. If an incumbent director were to fail to be re-elected by a majority of votes cast, that director would be required under our Corporate Governance Guidelines to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action is recommended. The Board is required to act on the offer to resign 90 days after the election results are certified and promptly and publicly disclose its decision and rationale. The Board of Directors unanimously recommends a vote FOR each of the nominees. In the say on pay advisory vote, stockholders may (1) vote to approve the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution. The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve the non-binding advisory resolution on the compensation of our named executive officers. Although the advisory vote on proposal 2 is non-binding, as provided by law, the Company’s Board of Directors and the Compensation Committee will review the results of the vote and will take it into account in making future determinations concerning executive compensation. The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company's named executive officers. In the vote on the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for fiscal year 2021, stockholders may (1) vote for the ratification; (2) vote against the ratification; or (3) abstain from voting on the ratification. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021 will require the affirmative vote of a majority of the votes cast at the Annual Meeting; however, stockholder ratification is not required to authorize the appointment of KPMG LLP as our independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.

9.    Q:    What is the effect of an “abstain” vote on the proposals to be voted on at the Annual Meeting?

A:    Because a majority of all the votes cast at the Annual Meeting is required to elect a director and each of our directors is running unopposed, an “abstain” vote will have no effect on the outcome of the election of directors. Because an “abstain” vote is not considered a vote “cast,” and the affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the stockholders to approve the say on pay advisory vote and the ratification of KPMG LLP as Xenia's independent registered public accounting firm for the fiscal year 2021 an “abstain” vote will not have any impact on the outcome of those proposals.

10.    Q:    What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?

A:    A “broker non-vote” will occur with respect to any proposal that is a “non-discretionary item” if you are the beneficial owner of shares held by a broker or other custodian and you do not provide the broker or custodian with voting instructions with respect to such proposal. This is because under applicable New York Stock Exchange (“NYSE”) rules, a broker or custodian may not vote on these matters without instruction from the underlying beneficial owner. Except for the ratification of auditors, all of the proposals described in this proxy statement are “non-discretionary items,” A broker non-vote is not considered a “vote cast” and will not have any effect on the outcome of the say on pay advisory vote, and the ratification of KPMG LLP as Xenia's independent registered public accounting firm for fiscal year 2021.

11.    Q:    Who counts the votes?

A:    Broadridge Financial Solutions, Inc. will count the votes. The Board of Directors has appointed Broadridge Financial Solutions, Inc., or an authorized third party engaged by Broadridge Financial Solutions, Inc., to serve as the inspector of elections.

12.    Q:    Revocation of proxy: May I change my vote after I return my proxy?

A:    Yes, you may revoke your proxy if you are a record holder by filing written notice of revocation with Xenia’s corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 or by voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

13.    Q:    What if I submit a proxy but do not specify a choice for a matter?

A:    Unless you indicate otherwise, the persons named as proxies will vote your shares FOR all of the nominees for director named in this proxy statement, FOR the say on pay proposal, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.

14.    Q:    What constitutes a quorum?

A:    Presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. Proxies received with matters marked with abstentions, or that contain broker non-votes, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining whether a quorum is present.

15.    Q:    Where can I find the voting results of the Annual Meeting?

A:    We will publish final results on a Current Report on Form 8-K within four business days after the Annual Meeting.

16.    Q:    Who will pay the costs of soliciting these proxies?

A:    We will bear the entire cost of solicitation of proxies, including costs incurred in connection with preparation, assembly, printing and mailing of the Notice, this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Xenia common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Xenia common stock for their reasonable costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.

We have hired Georgeson Inc. to assist in the solicitation of proxies at a base fee of $7,500, plus additional amounts, which will vary depending upon the extent of services actually performed by Georgeson Inc., plus reimbursement for reasonable out-of-pocket expenses.

17.    Q:    What happens if additional matters are presented at the Annual Meeting?

A:    Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Marcel Verbaas and Barry A.N. Bloom, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If any of our nominees for director are unavailable, or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

18.    Q:    How many shares of common stock are outstanding? How many votes do I have?

A:    As of the close of business on March 31, 2021, the record date for the Annual Meeting, there were 113,804,074 shares of our common stock outstanding and entitled to vote. Each stockholder will be entitled to one vote for each share of Xenia common stock held as of the record date.

19.    Q:    What is the deadline under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for stockholders to propose actions to be included in our proxy statement relating to our 2022 annual meeting of stockholders and identified in our form of proxy relating to the 2022 annual meeting?

A:    December 7, 2021 is the deadline for stockholders to submit proposals to be included in our proxy statement and identified in our form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

20.    Q:    What is the deadline under our current bylaws for stockholders to nominate persons for election to the Board of Directors or propose other matters to be considered at our 2022 annual meeting of stockholders?

A:    Our proxy access bylaw permits an eligible stockholder (or group of up to 20 stockholders) owning 3% or more of our outstanding common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two director nominees or director nominees constituting up to 20% of the total number of directors then serving on the Board of Directors, if the nominating stockholder(s) and nominee(s) satisfy the requirements specified in the bylaws.

Stockholders who wish to nominate persons for election to our Board of Directors or propose other matters to be considered at our 2022 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our current bylaws, no earlier than November 7, 2021 and no later than 5:00 p.m., Eastern Time, on December 7, 2021. Stockholders are advised to review our bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

21.    Q:    How do I submit a potential director nominee for consideration by the Board of Directors for nomination?

A:    You may submit names of potential director nominees for consideration by the Board of Directors’ Nominating and Corporate Governance Committee for nomination by our Board of Directors at the 2022 annual meeting of stockholders. Your submission should be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The section titled “Nominating and Corporate Governance Committee” provides information on the nomination process used by our Nominating and Corporate Governance Committee and our Board of Directors. The deadline has passed to submit a potential director nominee to be considered for nomination by our Board of Directors at the 2021 Annual Meeting. The deadline to submit a potential director nominee for consideration by our Board of Directors for nomination at the 2022 annual meeting of stockholders is December 1, 2021.

ARTICLE II: CORPORATE GOVERNANCE
PROPOSAL 1 - ELECTION OF DIRECTORS

Xenia’s charter and bylaws provide that the Board of Directors may establish, increase or decrease the number of directors, but the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”) nor more than fifteen. At present, the number of members of the Board of Directors is fixed at eight.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Marcel Verbaas, Jeffrey H. Donahue, John H. Alschuler, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Mary E. McCormick, and Dennis D. Oklak to stand for re-election to the Board of Directors. Each of the foregoing has been nominated to hold office until the 2022 annual meeting of stockholders and until their respective successors have been duly elected and qualify. Unless otherwise instructed by the stockholder, the proxy holders will vote the shares represented by such proxy for the election of the nominees named in this proxy statement.
Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason, the Board of Directors may designate a substitute nominee or substitute nominees (in which event proxy holders will vote for the election of such substitute nominee or nominees). Alternatively, the Board of Directors may reduce the size of the Board of Directors or allow the vacancy or vacancies to remain open until a suitable candidate or candidates are identified by the Board of Directors.

✓
The Board of Directors unanimously recommends that the stockholders vote “FOR” each of Marcel Verbaas, Jeffrey H. Donahue, John H. Alschuler, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Mary E. McCormick, and Dennis D. Oklak as directors to serve and hold office until the 2022 annual meeting of stockholders and until their respective successors have been duly elected and qualify.

OUR BOARD OF DIRECTORS
Set forth below is information regarding the business experience of each of our directors that has been furnished to us by each respective director. Each director has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the Board to conclude that the director is qualified and should serve as a director of Xenia.
Directors Standing for Re-Election
Marcel Verbaas (age 51) is our Chairman and Chief Executive Officer. Previous to this role, Mr. Verbaas served as President and Chief Executive Officer with Xenia or its affiliated entities from 2007 until November 2017. Mr. Verbaas has also served on the Board since our listing on the NYSE in February 2015 and was elected Chairman in November 2017. From December 2004 until the successful sale of the company in April 2007, Mr. Verbaas was Senior Vice President and Chief Investment Officer for CNL Hotels & Resorts, Inc., a real estate investment trust ("REIT"). In that capacity, he was responsible for the company’s investment activities, acquisitions and dispositions. Mr. Verbaas served as Senior Vice President and Chief Investment Officer for CNL Retirement Corporation from June 2003 to December 2004, during which time he oversaw more than $2.5 billion in acquisitions in the senior housing and medical office segments. From 2000 to 2003, Mr. Verbaas held the positions of Vice President of Real Estate Finance and Senior Vice President of Project Finance with CNL Hospitality Corporation, the former advisor to CNL Hotels and Resorts, Inc. Prior to joining CNL in 2000, Mr. Verbaas served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company. Mr. Verbaas also held positions in real estate finance with GE Capital Corporation and Ocwen Financial Corporation where he primarily focused on the financing of lodging properties. Mr. Verbaas received his Master’s Degree in Business Economics from Erasmus University of Rotterdam, The Netherlands.
Mr. Verbaas’ qualifications to serve on our Board of Directors include his more than 25 years of experience in the lodging industry and his general expertise in real estate operations and finance. Further, the Board of Directors also values his executive leadership as Chairman of our Board and the way his additional role as our Chief Executive Officer brings management's perspective to Board deliberations and provides valuable information about the status of our day-to-day operations.
Jeffrey H. Donahue (age 74) has served on the Board since our listing on the NYSE in February 2015 and currently serves as Lead Director. Mr. Donahue previously served as Chairman of the Board from February 2015 until November 2017 when he was elected Lead Director. Mr. Donahue served as Lead Independent Director of Welltower Inc. from May 2013 to April 2014 and from May 2019 to October 2020, as Chairman from April 2014 to May 2019, as Chairman of the Compensation Committee since October 2020, and has served as a Director of Welltower Inc. since 1997. Mr. Donahue was the President and Chief Executive Officer of Enterprise

Community Investment, Inc., a provider of affordable housing, from January 2003 to April 2009, and was Executive Vice President and Chief Financial Officer of The Rouse Company, a real estate development and operations company, from December 1998 to September 2002. From 2010 to 2015, Mr. Donahue served as a Director of Bentall Kennedy, an institutional real estate investment advisor, and he served as a Director of the National Development Company, a commercial development and property company, until January 2020. Mr. Donahue has also previously served on numerous charitable boards. He holds a Bachelor’s degree from Cornell University and an MBA from the University of Pennsylvania’s Wharton School. Mr. Donahue was commissioned as a naval officer at the Officer Candidate School in Newport, Rhode Island and later served for two years on the USS Enterprise.
Mr. Donahue contributes extensive knowledge of the real estate industry and financial expertise to our Board of Directors. The Board of Directors also values Mr. Donahue’s experience on various private and not-for-profit company boards of directors, as well as his experience as a public company director.
John H. Alschuler (age 72) has served on the Board since our listing on the NYSE in February 2015. Mr. Alschuler serves as Lead Independent Director of SL Green Realty Corporation, an office property REIT focused on Manhattan real estate, where he has served as a Director since 1997. Mr. Alschuler serves as a Director for The Macerich Company, a REIT focused on regional malls throughout the United States, where he has served since May 2015. Mr. Alschuler is the Chairman of HR&A Advisors Inc., a real estate, economic development and resiliency consulting firm. Mr. Alschuler served as Board Chair and is currently Emeritus Chair of Friends of the High Line Inc. and currently serves as a board member for the Sag Harbor Community Art Cinema. He is also an Adjunct Associate Professor at Columbia University, teaching real estate development at the Graduate School of Architecture, Planning & Preservation and a Board Member of the Center for an Urban Future. Mr. Alschuler received a Bachelor’s degree from Wesleyan University and an EdD degree from the University of Massachusetts at Amherst.

Mr. Alschuler brings to our Board of Directors extensive knowledge of commercial real estate and an expertise in intergovernmental relations. The Board of Directors also values Mr. Alschuler’s experience as a public company director.
Keith E. Bass (age 56) has served on the Board since our listing on the NYSE in February 2015. Mr. Bass currently serves as the Chief Executive Officer of Mattamy Homes US, the largest privately owned homebuilder in North America. Prior to this role, Mr. Bass served as President and Chief Executive Officer of WCI Communities, Inc., a lifestyle community developer and luxury homebuilder of single-and multi-family homes in Florida, from December 2012 until February 2017 and as a member of its board of directors from March 2012 until February 2017. Mr. Bass serves as a Director of Rayonier, Inc. where he has served since December 2017. From 2011 to November 2012, Mr. Bass was President of Pinnacle Land Advisors. From 2003 to 2011, Mr. Bass was an executive with The Ryland Group, and most recently, from 2008 to 2011, served as Senior Vice President of The Ryland Group and President of the South U.S. Region. From 2003 to 2008, Mr. Bass held the various titles at The Ryland Group of SE U.S. Region President, Orlando Division President and Vice President, Land Resources — SE U.S. Region. Prior to Ryland, Mr. Bass was President of the Florida Region of Taylor Woodrow from 1997 to 2003. He received a Bachelor's degree in Business Administration from North Carolina Wesleyan College.

Mr. Bass brings to the Board of Directors significant executive management experience, including his extensive experience in the real estate industry. The Board of Directors also values Mr. Bass’s experience as a chief executive officer and a public company director.
Thomas M. Gartland (age 63) has served on the Board since our listing on the NYSE in February 2015. Mr. Gartland serves as Executive Chairman of Scan Global Logistics A/S, a global transportation and logistics organization, where he has served since January 2019. Mr. Gartland serves as Director, Chair of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee of ABM Industries, Inc., a publicly traded provider of facility solutions, where he has served since October 2015. Mr. Gartland was President, North America for Avis Budget Group, a provider of vehicle rental services, from October 2011 until December 31, 2014. Mr. Gartland served as Executive Vice President of Sales, Marketing & Customer Care at Avis Budget Group, Inc. from April 2008 through October 2011, as a senior executive of JohnsonDiversey, Inc. from 1994 to 2008, including most recently as President of the North American Region from 2002 to 2008, and at Ecolab, Inc. from 1980 to 1994, most recently as Vice President and Director of National Accounts. He received a Bachelor’s degree in Business Administration/Marketing from the University of St. Thomas in St. Paul, Minnesota.
Mr. Gartland brings to our Board of Directors a strong background in sales and significant senior executive and operations experience at major, multi-national companies, including a major company in the travel industry.
Beverly K. Goulet (age 66) has served on the Board since our listing on the NYSE in February 2015. Ms. Goulet served as Senior Vice President and Chief Integration Officer of American Airlines Group Inc. from February 2013 through November 2015 and Executive Vice President and Chief Integration Officer from December 2015 until her retirement from American Airlines in June 2017. Ms. Goulet serves as a Director of Rolls Royce PLC, where she has served since July 2017. Ms. Goulet served as Chief Restructuring Officer of American Airlines from 2011 to 2013, and as Vice President—Corporate Development and Treasurer from 2002 to 2013. As Chief Restructuring Officer, Ms. Goulet helped guide American Airlines through its restructuring under Chapter 11 of the U.S.

Bankruptcy Code. Prior to joining American Airlines, Ms. Goulet practiced corporate and securities law for 13 years. She received a Bachelor’s degree and a Juris Doctor from the University of Michigan.
Ms. Goulet brings to the Board of Directors significant executive management and financial experience at a major company in the travel industry. The Board of Directors also values Ms. Goulet’s legal experience.
Mary E. McCormick (age 63) has served on the Board since our listing on the NYSE in February 2015. Ms. McCormick has extensive experience in real estate, capital markets and corporate governance and brings that expertise to Board discussions. Ms. McCormick is currently the Executive Director for the Center for Real Estate at The Ohio State University, where she is also a Senior Lecturer at the Fisher College of Business. From 2010 to 2016, Ms. McCormick was a Senior Advisor with Almanac Realty Investors, LLC. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the then $64 billion fund’s real estate investments. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. Ms. McCormick has served as a Director of EastGroup Properties, an industrial REIT, since 2005, as a Director of Broadstone Net Lease, a private REIT, from 2013 to 2016, and as a Director of Mid America Apartment Communities from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute, NAIOP, and the Pension Real Estate Association. She received a Bachelor’s degree and an MBA from The Ohio State University.
Ms. McCormick contributes to our Board of Directors through her extensive experience in real estate, capital markets and board governance. The Board of Directors values her leadership and public company director experience.
Dennis D. Oklak (age 67) has served on the Board since our listing on the NYSE in February 2015. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, from April 2004 through December 2015, and served as Director from April 2004 and Chairman of the board of directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak serves as a Director of Tutor Perini Corporation, a publicly traded commercial contractor, where he has served since May 2017. He also serves as the Non-Executive Chair of the Board of Managers of ITR Concession Company LLC, lessee of the Indiana Toll Road. Mr. Oklak serves as Chair of the Board of Directors of Conexus Indiana. Mr. Oklak serves on the Board of Trustees of the Crossroads of America Council of the Boy Scouts of America Foundation; on the Board of Directors of the Eskenazi Health Foundation and on the Dean’s Advisory Board for Ball State University’s Miller College of Business. He holds a Bachelor’s degree from Ball State University.
Mr. Oklak contributes to the Board of Directors real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from his nine years as an accountant at Deloitte & Touche LLP prior to joining Duke Realty. The Board of Directors also values his experience as a chief executive officer and a public company director.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Corporate Governance Profile and Board Leadership Structure
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•our Board of Directors is not classified, so each of our directors is subject to election annually;
•director elections are subject to a majority voting standard;
•any director nominee who receives more votes "against" than votes "for" must submit his or her written resignation offer to the Board;
•of the eight persons who serve on our Board, our Board has determined that seven, or 87.5%, satisfy the listing standards for independence of the NYSE;
•our Board has determined that all three members of the Audit Committee qualify as an “audit committee financial expert” as defined by the SEC;
•all members of the Audit, Compensation, and Nominating and Corporate Governance committees of the Board are independent of the Company and our officers and employees;
•we have opted out of the business combination provisions (provided that the business combination has been approved by the Board) and control share acquisition provisions of the MGCL;
•we have opted out of all of the provisions of the Maryland Unsolicited Takeover Act (“MUTA”);

•we have adopted a proxy access right for stockholders;
•stockholders have the right to amend our bylaws; and
•we do not have a stockholder rights plan.
Our Corporate Governance Guidelines provide that our Board of Directors shall select its chairperson and the Company’s chief executive officer in any way it considers in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of the chairperson and chief executive officer should be separate or combined. The Board and the Nominating and Corporate Governance Committee reviews this structure each year and has determined that it is in our best interest not to separate these positions. Mr. Verbaas, our Chief Executive Officer, was appointed Chairman of the Board and assumed the role effective November 2017. Mr. Verbaas possesses a detailed knowledge of our industry, as well as an understanding of both the opportunities and challenges we face. The Board thus believes that Mr. Verbaas is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the Company. The Board also believes that Mr. Verbaas’ combined role ensures clear accountability, enhances our ability to articulate our strategy and message to our employees, stockholders and business partners and enables decisive overall leadership.
Mr. Donahue served as our Non-Executive Chairman from our listing on the NYSE until Mr. Verbaas’ appointment. To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors have designated an independent, non-employee director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, non-employee directors. We believe that regular meetings of independent directors, without management present, and permitting all directors to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines. Mr. Donahue was appointed Lead Director and assumed the role effective November 2017. The Board believes this current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Nominating and Corporate Governance Committee and the Board will periodically review the leadership structure to determine whether it continues to best serve the Company and its stockholders.
During the fiscal year ended December 31, 2020, our Board of Directors held fifteen meetings (and took action six times by unanimous written consent). The audit committee held six meetings, the compensation committee held eleven meetings, the nominating and corporate governance committee held five meetings and the executive committee did not meet. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which such director served during 2020. Additionally, all directors in the aggregate attended over 99% of the meetings held in 2020 and all directors attended our 2020 annual meeting of the stockholders.
Our non-management directors meet regularly in executive sessions of the Board and each committee without the presence of any members of management, with our Lead Director or the chair of the respective committee presiding over such sessions. Our directors are expected to make every effort to attend all meetings of the Board of Directors, meetings of the committees of which they are members and any meeting of stockholders.

Director Retirement Policy

Our Corporate Governance Guidelines include a director retirement policy, which requires any director upon attaining the age of seventy-five (75), and annually thereafter, to tender a letter of proposed retirement from the Board to the chairperson of the Board with such effective date of retirement to be at the first annual meeting of the stockholders held thereafter. The Board shall review the director’s continuation on the Board, and in light of all the circumstances, the Board shall accept such proposed retirement or request that the director continue to serve. A majority of the disinterested directors on the Board shall determine the acceptance of the proposed retirement or election to request that the director continue to serve.

At its February 2021 meeting, the Board considered whether to grant a waiver of the mandatory retirement policy for a period of one year with respect to Mr. Donahue, who will meet the mandatory retirement age prior to the 2021 Annual Meeting. The Board believes that it is important to exercise judgment when implementing this policy to avoid losing the services of otherwise qualified and engaged Board members. In addition, the Board believes that the mandatory retirement policy should be applied in connection with an analysis of the overall composition and tenure of the Board and in light of all the circumstances, to ensure that the Board maintains an appropriate balance of experience, skills and independence.

With respect to whether the mandatory retirement policy should be waived for Mr. Donahue for a period of one year, the Board considered numerous factors, including the following:

•Mr. Donahue’s record as an active and engaged director (since 2015, the year of our spin-off from our former parent company, Mr. Donahue has attended 98% of all Board and applicable committee meetings in the aggregate);

•The need to maintain continuity among the Board given the uncertainty due to the impact of the COVID-19 pandemic on the
Company;

•Mr. Donahue’s unique knowledge of, and experience in, the real estate industry including his service as the Chairman and Lead Director of Welltower, Inc., a large cap REIT and component of the S&P 500 which primarily invests in senior housing, assisted living, and medical office buildings. The Board believes this expertise is particularly important as the Company navigates the current crisis; and

•Mr. Donahue is in good mental and physical health and continues to remain active in business and community endeavors, including continuing to serve as a director of Welltower, Inc.

Based on the foregoing factors the Board, at its February 2021 meeting, concluded that Mr. Donahue’s experience, skill set and record of active engagement as a Board member, his service on the Board since our listing on the NYSE and his contribution through the current health crisis had been particularly valuable to the Company and its stockholders and will be difficult to replace. Accordingly, the Board concluded a one-year waiver of the mandatory retirement age policy for Mr. Donahue would be in the best interests of the Company and its stockholders. As a result, the Board requested Mr. Donahue serve as a director nominee at the 2021 Annual Meeting and Mr. Donahue has accepted this request.

Stockholder Engagement and Investor Outreach Program

Our Board is deeply engaged in the Company's strategic direction and performance. To that end, building and maintaining long-term relationships with our stockholders is a core goal of the Company, and there is no higher priority than earning and keeping the trust of our stockholders as we build value for the long-term. Additionally, both management and the Board believe that engaging with our stockholders is a year-round priority. Furthermore, both management and the Board are committed to both proactive and reactive engagement; and we are determined to solicit feedback from our stockholders while also listening to any suggestions they might have to strengthen the long-term prospects of the Company. Thus, the Company regularly contacts representatives of large stockholders to conduct calls, meetings or property tours. In doing so, we provide a forum for discussions regarding the long-term strategy of value creation and feedback they might offer the Company. As a result, in 2020, the Company reached out to, met with or engaged directly with more than 55% of the investors that own our common stock, and we continue to engage with additional stockholders on an ongoing basis. These and other meetings have proved invaluable as a way to promote two-way dialogue with our stockholders regarding the Company's strategic vision for value creation, confirming the value of our stockholder-friendly governance structures and potential enhancements to our board composition and governance, our approach to sustainability and environmental and social responsibility matters, and investor expectations, business actions and opportunities before the Company to be responsive to stockholder feedback. The Board and management will continue this dialogue with our stockholders throughout the year and beyond.

Recent Corporate Governance Developments

As a result of the Company’s stockholder engagement and investor outreach program described above and in furtherance of our goal to closely align our corporate governance structure with the interests of our stockholders, the Company recently made a number of stockholder-friendly revisions to the Company’s corporate governance profile. These enhancements are outlined below.
MUTA Opt-Out
Opt-out of all Provisions of Maryland’s Unsolicited Takeovers Act
In 2017, our Board of Directors determined that it was in the best interest of the Company to opt out of all of the provisions of MUTA. To effect that decision, in 2017 we filed articles supplementary to our charter with the State Department of Assessments and Taxation of Maryland and at the 2018 Annual Meeting of the stockholders we submitted for stockholder approval another amendment to our Charter to eliminate our specific election to be subject to Section 3-804(c) of the MGCL. The 2018 Charter amendment proposal received the requisite stockholder approval at the 2018 Annual Meeting of stockholders, and we amended our Charter and Bylaws to complete our full opt-out of MUTA. We are not permitted to opt back into any of those provisions of MUTA without the approval of our stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Company entitled to vote generally in the election of directors of the Company.
November 2018

In November 2018, after extensive discussions in 2017 and 2018 with the Company’s institutional stockholders holding over 30% of the Company’s outstanding common stock (approximately 40% of all institutional holders), the Board adopted the following significant stockholder-friendly revisions to the Company’s corporate governance profile.
Stockholder Right to Proxy Access
We granted our stockholders a right to submit nominations for directors for inclusion in our proxy statement if both the stockholder proponents and their director nominees satisfy the requirements specified in our Company’s bylaws (our “Bylaws”). This right is commonly known as “proxy access.” We adopted the “3/3/20/2 or 20” model for proxy access. A stockholder (or a group of up to 20 stockholders) owning at least 3% (including at least 0.1% by each group member) of the outstanding common stock for at least 3 years may submit director nominees (the greater of (i) two director nominees or (ii) up to 20% of the Board, rounded down for inclusion in our proxy statement by satisfying the requirements specified in our Bylaws. The Board believes the ownership thresholds outlined above enable stockholders that hold a meaningful stake in the Company for several years to propose director nominees to be included in the Company’s proxy materials.
Majority Voting Standard - Director Resignation Policy
We amended our Bylaws to provide that in an uncontested election, each director nominee shall be elected by a majority of the total votes cast for and against such director nominee. In a contested election, each director nominee shall be elected by a plurality of votes cast. In connection with such Bylaw amendment, the Board also amended its Corporate Governance Guidelines to establish procedures pursuant to which any director who is nominated for re-election to the Board but not elected by a majority of votes cast for and against such director shall offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the offer to resign, and the Board will make a decision within 90 days and report the decision via a press release or a filing with the SEC. Such amended Corporate Governance Guidelines can be found on the Investor Relations pages of the Company’s website.

Stockholder Right to Amend Bylaws

We granted our stockholders a right to propose amendments to adopt, alter or repeal our Bylaws, or to make new bylaws. In doing so, we adopted a “1/1/5” model for bylaws amendments. A stockholder (or a group of up to 5 stockholders) owning at least 1% (0.1% for each group member) of the outstanding common stock for at least one year could propose amendments to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement by satisfying the requirements specified in our Bylaws. To amend the Bylaws, the proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at a duly called annual or special meeting of stockholders. A stockholder proposal submitted under the Bylaws could not, without the approval of the Board, alter or repeal, (i) Article XII of the Bylaws regarding indemnification of directors and officers of the Company and (ii) Article XV of the Bylaws regarding the procedures for amendment of the Bylaws.
February 2020
Stockholder Right to Amend Bylaws
In February 2020, our Board of Directors determined that it was in the best interest of the Company to grant stockholders who satisfy the ownership requirements of Rule14(a)(8) of the Exchange Act the right to propose amendments to adopt, alter or repeal our Bylaws, or to make new bylaws. Furthermore, the Board removed the Board’s exclusive right to approve amendments to Articles XII and XV of the Bylaws.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers and non-employee directors to align the financial interests of our executive officers and non-employee directors with those of our stockholders. Pursuant to our guidelines, our executive officers and non-employee directors shall hold shares of our common stock having an aggregate value equal to or greater than the multiple of his or her base salary or annual base retainer, as applicable, as shown in the following table.

Executive Officers/Non-Employee Directors	Multiple of Base Salary/Annual Base Retainer
Chief Executive Officer	5X
Other Executive Officers	3X
Non-Employee Directors	5X
Shares of our common stock owned directly by our executive officers and non-employee directors, including restricted shares and shares deliverable upon settlement of restricted stock units, other than those restricted shares or restricted stock units that remain subject to performance-based vesting conditions, and LTIP Units (as defined in “Compensation of Directors - Equity Compensation” and “Elements of Executive Compensation - Equity Compensation”) of XHR LP, our operating partnership (the “Operating Partnership”), other than those LTIP Units that remain subject to performance-based vesting conditions, count toward the executive officers’ and non-employee directors’ stock ownership goals. Shares owned indirectly will count toward an executive officer’s and non-employee director’s stock ownership goal if the executive officer or non-employee director has an economic interest in the shares. All executive officers and non-employee directors have five years after first becoming subject to the guidelines to attain the applicable ownership threshold. If an executive officer or non-employee director becomes subject to a greater ownership threshold, due to a promotion or an increase in his or her base salary or annual base retainer, as applicable, the executive officer or non-employee director is expected to meet the higher ownership threshold within three years. At the time of filing this proxy, all of our named executive officers were in compliance with our stock ownership guidelines.
During any time period in which an executive officer’s or non-employee director’s stock ownership goal has not been achieved, including during the five-year period to attain compliance with the ownership guidelines, the executive officer or non-employee director will be required to retain at least 75% of the “net shares” delivered through our equity incentive compensation plans. “Net shares” include shares of our common stock or units of our Operating Partnership and include those shares that are owned by the executive officer or non-employee director after shares are sold, swapped or traded to pay applicable withholding taxes. If the executive officer’s or non-employee director’s stock ownership goal is not attained by the end of the five-year period, the retention requirement shall be increased to 100%. Once an executive officer or non-employee director achieves his or her stock ownership goal, the retention restrictions no longer apply unless a disposition would cause the executive officer’s or non-employee director’s stock ownership to fall below his or her goal. In the event that there is a significant decline in our stock price that causes an executive officer’s or non-employee director’s holdings to fall below the applicable threshold, the executive officer or non-employee director will not be required to purchase additional shares to meet the threshold, but the executive officer or non-employee director shall not be permitted to sell or transfer any shares until the threshold has again been achieved.

Anti-Hedging and Anti-Pledging Policies

The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors, named executive officers, executive officers, and employees are prohibited from engaging in any hedging or monetization transactions involving any securities issued by us or our Operating Partnership. With respect to pledging, directors, named executive officers, executive officers, and employees are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan.
Clawback Policy
Our Board has adopted a policy which applies to our named executive officers and may be applied to other employees, as determined by the Board.  In the event the Company is required to prepare an accounting restatement as a result of fraudulent, willful or grossly negligent misconduct, the Board will seek to recover any incentive compensation paid to any executive who engaged in such misconduct in the amount of the excess of the incentive compensation paid, awarded or otherwise due to such executive officer based on the erroneous financial data over the incentive compensation that would have been paid to such executive had it been based on the restated results, as determined by the Board in its sole discretion.

Environmental and Sustainability
Many of our hotels and resorts participate in a variety of environmental sustainability initiatives, such as energy monitoring and preservation, water conservation and waste reduction, mobile key implementation, and recycling. Our comprehensive energy-efficiency program is aimed not only at making our hotels and resorts more energy efficient and environmentally-friendly, but also at enhancing the profitability of our hotels and resorts and appealing to those customers who desire these aspects. Among these energy-efficiency programs are the use of solar energy to heat pools, retro-fitting incandescent lighting systems with new LED fixtures, installing guestroom “smart” thermostats that adjust room conditions based upon occupancy status, making central plant efficiency upgrades, installing low-flow toilet systems, and recycling laundry water. Additionally, many of our hotels and resorts participate in the Clean the World program; a well-respected and highly recognized hospitality organization that sterilizes, recycles and remanufactures unused soap and bottled hygiene products, reducing the waste into landfills and providing aid worldwide. In 2019 we published our first Corporate Responsibility Report and in early 2020 we adopted and published our Enterprise Environmental Policy, Human Rights and Labor Rights Policy, and Supplier/Vendor Code of Conduct. In 2021, we will publish our third Corporate Responsibility Report disclosing additional key environmental sustainability metrics and other notable items. These reports and policies can all be found on our website at www.xeniareit.com/corporate-responsibility.

We are committed to the continuous expansion of these practices as we continue to seek new environmental innovations and practices to implement across our portfolio. Our various hotel brands and operators are also aligned with us in their desire to advance environmental programs and practices. Together we are committed to improving energy efficiency and reducing the environmental impact of our hotels and resorts.

Corporate Citizenship, Community Impact, and Diversity and Inclusion
The Company takes seriously its responsibility to invest in and strengthen the communities in which our properties are located and believes in giving back. In addition to supporting our operators in the communities in which our hotels and resorts are located, we have made a significant effort to embrace and support local charitable organizations in the Central Florida area, where our corporate office is located. Since our listing on the NYSE, at our employees’ request, we have invited over 30 different charitable organizations to visit our office and meet our employees. This has helped our employees volunteer and directly contribute to worthy causes within our local community. As a result of these initiatives, in 2017 the Company was awarded the Community Service Award by the Orlando Sentinel for its outstanding efforts and we were recognized as one of “America’s Most Responsible Companies 2021” by Newsweek (https://www.newsweek.com/americas-most-responsible-companies-2021). Even despite the limitations and challenges brought on by the impact of the COVID-19 pandemic, our employees furthered our community outreach program in 2020 through virtual events and we are planning for the return of in-person events in 2021.

As of December 31, 2020, our corporate workforce consisted of 36 employees, of which 42% identifies as belonging to a minority or underrepresented racial or ethnic background. As to gender identification, 44% of our workforce identified as women and 56% identified as men. We are very proud of our diverse workforce and believe that having such a diverse mix consisting of representation from numerous racial and ethnic backgrounds brings a unique perspective and enhances the way we work together as a team. We are committed to upholding an inclusive work culture that recognizes and celebrates our diversity. In 2021, to further strengthen our resolve on diversity, we introduced a diversity and inclusion program that will drive us from awareness to action through web-based learning modules, as well as XeniaTalks sessions which will allow our team to learn more about each others' culture and background.

Board Refreshment

Our Board of Directors is committed to active board refreshment to ensure optimal board structure, composition, and diversity. To meet this goal, the Nominating and Corporate Governance Committee focuses on obtaining a desired mix of skills, experience, perspective, and diversity relevant to the Company’s overall strategies. The Board is actively exploring adding a new director through a process and expects to expand the Board and appoint a new director following the 2021 annual meeting of stockholders.
The Nominating and Corporate Governance Committee has engaged a search firm to assist in identifying candidates for consideration that possess key characteristics, including desired skill sets and diversity traits that can best serve the Company and enhance the overall composition of the Board.

Succession Planning

Our Board of Directors, along with input from our Nominating and Corporate Governance Committee, regularly reviews succession planning for the Chief Executive Officer, other executive officers and key employees, to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer or other key management positions. In addition to succession planning for management positions, the Board, with input from our Nominating and Corporate Governance Committee also administers our Board refreshment process and director succession planning.

Role of our Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process as well as strategic risks to the Company. At least annually, the Company’s named executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company, including cyber-risk, credit risk, liquidity risk, environmental and social risk and operational risk. At that time, the management team also reviews with the Board the Company’s risk mitigation policies and strategies specific to each risk that is identified. Throughout the year, management monitors the Company’s risk profile and updates the Board as new material risks are identified or as the aspects of a risk previously presented to the Board materially change. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Executive Committee, each of which addresses risks specific to its respective areas of oversight. In particular and as more fully described below, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and, management of cyber-related risks in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and oversight of ethical conduct and monitors the effectiveness of our corporate governance and environmental and sustainability guidelines. The Compensation Committee is responsible for overseeing risks related to the Company’s compensation policies and practices.

Board Committees

Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The principal functions of each committee are briefly described below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comply with the applicable listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee was formed by our Board of Directors in February 2015 following our listing on the NYSE. The Executive Committee was formed in June 2015.

Additionally, our Board may from time to time establish other committees or sub-committees to facilitate the Board’s oversight of management of the business and affairs of our company.

Audit Committee

Messrs. Oklak and Donahue and Ms. Goulet are the members of the Audit Committee of the Board of Directors with Mr. Oklak serving as Chair. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Our Board has determined that each of the members of our Audit Committee is “financially literate” as that term is defined by the NYSE corporate governance listing standards. The Audit Committee has oversight responsibilities regarding:

•the integrity of our financial statements;

•our compliance with legal and regulatory requirements;

•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and

•the design and implementation and performance of our internal audit function.

The Audit Committee is also responsible for, among other things:

•appointing, evaluating, compensating and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;

•preparing the audit committee report required by SEC regulations to be included in our proxy statement;

•reviewing and discussing the Company’s annual and quarterly financial statements with management and the independent auditor;

•engagement, evaluation and compensation of the internal auditor;

•discussing our overall risk assessment and management, including major financial and cyber risks; and

•reviewing and approving any transaction between us and a related person pursuant to our related person transaction policy.

Our Board of Directors has adopted a written charter for our Audit Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Audit Committee Charter”.

Compensation Committee

Messrs. Gartland, Alschuler and Bass are the members of the Compensation Committee of the Board of Directors with Mr. Gartland serving as Chair. Each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Compensation Committee is responsible for, among other things:

•annually reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation, setting our Chief Executive Officer’s compensation;

•reviewing and setting the compensation of our executive officers other than the Chief Executive Officer;

•reviewing and making recommendations to our Board of Directors regarding director compensation;

•reviewing and approving or recommending to our Board of Directors our incentive compensation and equity-based plans and arrangements;

•reviewing and discussing with management our Compensation Discussion & Analysis (“CD&A”) and considering whether to recommend to our Board of Directors that our CD&A be included in the appropriate filing;

•preparing the annual Compensation Committee Report; and

•overseeing and periodically assessing material risks associated with our compensation structure, policies and programs generally for all employees, including our named executive officers.

The Compensation Committee has retained FPL Associates L.P. (“FPL”) to serve as the Compensation Committee’s independent compensation consultant since our listing on the New York Stock Exchange on February 4, 2015.  FPL was engaged to assist the Compensation Committee with a variety of tasks, which for 2020 included, among other things, developing our public peer group, analyzing pay by both magnitude and structure across our peer group, evaluating our compensation programs for both executives and non-employee directors, providing market trends and information on best practices, and assisting with the design of our pay systems, which includes a long-term incentive program for our executives.  Additionally, as a result of the impact of the COVID-19 pandemic on the design and effectiveness of the Company’s compensation program, FPL provided significant assistance to the Compensation Committee in 2020. The Compensation Committee assessed the independence of FPL, including consideration of the independence factors specified in the NYSE listing standards, and concluded that no conflict of interest existed in 2020 that would prevent FPL from serving as an independent consultant to the Compensation Committee. The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.

Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Compensation Committee Charter”.

Nominating and Corporate Governance Committee

Mmes. McCormick and Goulet and Mr. Alschuler are the members of the Nominating and Corporate Governance Committee of the Board of Directors with Ms. McCormick serving as Chair. Each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee is responsible for, among other things:

•identifying individuals qualified to become members of our Board of Directors and ensuring that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds, and recommending to the Board the nominees for election to the Board at annual meetings of stockholders;

•reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee of the Board of Directors;

•developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and, from time to time, reviewing such guidelines and recommending changes to the Board of Directors for approval as necessary;

•overseeing the annual self-evaluations of the Board of Directors and its respective committees; and

•overseeing the environmental and sustainability initiatives of the Company.

Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Nominating and Governance Committee Charter”.

Selection of Director Nominees

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors. The Nominating and Corporate Governance Committee will consider relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience, and an ability to work collegially with the other members of the Board of Directors. The Nominating and Corporate Governance Committee does not have a set policy for considering or weighing diversity in identifying nominees, however it will consider all factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, other board service, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Nominating and Corporate Governance Committee and our full Board of Directors expects to place an emphasis on the racial and ethnic diversity of our Board. The Nominating and Corporate Governance Committee will screen all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the Nominating and Corporate Governance Committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may retain a search firm to assist with identifying and recruiting director candidates for our Board.

The Nominating and Corporate Governance Committee will consider director candidates properly recommended by stockholders for our 2022 annual meeting of stockholders. Any such recommendations should be included in a written notice addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com. The notice must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and include the information required by the Company’s bylaws for advance notice of stockholder nominees for director. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of Xenia common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the NYSE. December 1, 2021 is the deadline established by the Nominating and Corporate Governance Committee for submission of potential director nominees for consideration by the Nominating and Corporate Governance Committee for nomination at the 2022 annual meeting of stockholders.

Executive Committee
Messrs. Verbaas, Donahue, Gartland and Oklak and Ms. McCormick are the members of the Executive Committee of the Board of Directors with Mr. Verbaas serving as Chair.
The Executive Committee has, and may exercise, all the powers of the Board in the management of the business and affairs of the Company between meetings of the Board of Directors, except (a) as limited by our charter or bylaws, each as amended, the rules of the NYSE or applicable law or regulation and (b) with respect to matters that are specifically reserved for the Board or another committee of the Board.
Our Board of Directors has adopted a written charter for our Executive Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations - Corporate Governance - Executive Committee Charter”.

Director Independence

Under our Corporate Governance Guidelines, our Board of Directors will be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. The Board is required to make an affirmative determination at least annually as to the independence of each director. In making independence determinations, the Board reviews all relevant business relationships any director or nominee for director may have with the Company, including that certain entities affiliated with the directors may pay amounts to the Company for room accommodations and meeting space in the ordinary course of business. Of the eight persons who serve on our Board of Directors, our Board has determined that each of Messrs. Donahue, Oklak, Alschuler, Bass and Gartland and Mmes. Goulet and McCormick, or 87.5% of our directors, satisfy the listing standards for independence of the NYSE.

Corporate Governance Guidelines

Our Board of Directors has adopted a set of Corporate Governance Guidelines, which are available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Corporate Governance Guidelines”.

Code of Ethics and Business Conduct

Our Board has adopted a code of ethics and business conduct that applies to our directors, officers and employees. Among other matters, our code of ethics and business conduct is designed to deter wrongdoing and to promote:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•compliance with applicable governmental laws, rules and regulations;

•prompt internal reporting of violations of the law or the code of ethics and business conduct;

•accountability for adherence to the code of ethics and business conduct, including fair process by which to determine violations;

•consistent enforcement of the code of ethics and business conduct, including clear and objective standards for compliance;

•protection for persons reporting any such questionable behavior;

•protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•confidentiality of information entrusted to directors, officers and employees by the Company and its customers.

Our code of ethics and business conduct is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Code of Ethics and Business Conduct”.

We will promptly disclose amendments to or waivers of certain provisions of the code of ethics and business conduct applicable to our principal executive officer, principal financial officer, principal accounting officer, and individuals performing similar functions on our website as set forth above or as otherwise required by law and NYSE regulations.

Stockholder Communications with our Board of Directors

Our Board of Directors has adopted a policy regarding stockholder communications with our Board of Directors. Pursuant to this policy, stockholders of the Company, or other interested parties, may communicate with independent members of the Board or the chairman of one of the Board committees, including the chairman of executive sessions of non-management directors, by addressing any communications to the intended recipient by name or position in care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com.
Our policy regarding stockholder communications contains additional information regarding these communications and is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Stockholder Communications Policy”.

Compensation Committee Interlocks and Insider Participation

Messrs. Gartland, Alschuler and Bass are the members of the Compensation Committee of the Board of Directors. None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation of Directors

Cash Compensation

Under our Director Compensation Program, which was restated effective as of January 1, 2020 (the “Director Compensation Program”), each non-employee director was entitled to receive an annual cash retainer of $75,000. In addition, committee members and chairpersons and our Lead Director were entitled to receive the following additional annual cash retainers (as applicable):

Chair of Audit Committee: $20,000

Chair of Compensation Committee: $20,000

Chair of Nominating and Governance Committee: $15,000

Non-Chair Audit Committee Member: $10,000

Non-Chair Compensation Committee Member: $10,000

Non-Chair Nominating and Corporate Governance Committee Member: $7,500

Lead Director: $45,000

Equity Compensation

In addition to the cash retainers, each non-employee director who was initially elected or appointed to serve on the Board was granted an award of shares of our common stock on the effective date of such initial election or appointment with a value equal to $100,000. Awards granted to directors who were initially elected or appointed on a date other than an annual meeting date were pro-rated to reflect the director’s partial year of service. Additionally, each director who was re-elected at an annual meeting was granted an award of LTIP Units of our Operating Partnership on the date of the annual meeting with a value equal to $100,000. Under certain circumstances, a director could be granted an equivalent number of shares of our common stock in lieu of LTIP Units. All such awards were fully-vested as of the date of grant.

2020 Non-Employee Director Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2020. This table excludes Mr. Verbaas, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Verbaas in 2020 is reflected in “Article IV: Executive Compensation — Summary Compensation Table”.

Name	Fees Earned in Cash ($)(1)	LTIP Unit Awards ($)(2)	Total ($)
Jeffrey H. Donahue	$130,000	$100,006	$230,006
John H. Alschuler	92,500	100,006	192,506
Keith E. Bass	85,000	100,006	185,006
Thomas M. Gartland	95,000	100,006	195,006
Beverly K. Goulet	92,500	100,006	192,506
Mary E. McCormick	90,000	100,006	190,006
Dennis D. Oklak	95,000	100,006	195,006
(1)Amounts reflect annual retainers and, as applicable, committee chair and member retainers and lead director retainers earned in 2020.
(2)Amounts reflect the grant date fair value of LTIP Unit awards granted during 2020 computed in accordance with Accounting Standard Codification ("ASC") Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). For additional information regarding the assumptions used to calculate the value of such LTIP Unit awards, please refer to Note 12 in our consolidated financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020. Each non-employee director was granted 12,078 fully vested LTIP Units of the Operating Partnership during 2020. The number of LTIP Units granted to each non-employee director was determined by dividing (x) $100,000, by (y) the closing trading price of a share of our common stock on the date of grant, rounded up to the nearest whole LTIP Unit.

ARTICLE III: EXECUTIVE OFFICERS
The following sets forth information regarding the executive officers of the Company during 2020.

Name	Age	Position
Executive Officers
Marcel Verbaas	51	Chairman and Chief Executive Officer
Barry A.N. Bloom	56	President and Chief Operating Officer
Atish Shah	48	Executive Vice President, Chief Financial Officer and Treasurer
Philip A. Wade	44	Former Senior Vice President and Chief Investment Officer(1)
Joseph T. Johnson	46	Senior Vice President and Chief Accounting Officer
Taylor C. Kessel	42	Senior Vice President and General Counsel
(1) Mr. Wade departed from the Company effective April 21, 2020.
Biographical information pertaining to Mr. Verbaas, who is both our Chairman and an executive officer of the Company, can be found in the section above entitled “Corporate Governance — Our Board of Directors.”
Barry A.N. Bloom, Ph.D. is our President and Chief Operating Officer. Mr. Bloom held the position of Executive Vice President and Chief Operating Officer with Xenia or its affiliated entities from July 2013 until November 2017 when he was appointed President and Chief Operating Officer. In this role, Mr. Bloom is responsible for direct oversight of the asset management and project management functions, as well as a variety of strategic and operational corporate functions of Xenia. From July 2011 to June 2013, Mr. Bloom served as an Associate Professor of the Practice in the School of Hospitality Administration at Boston University and from July 2010 to June 2011, Mr. Bloom served as an Instructor in the School of Hospitality Leadership at DePaul University. From 2008 to 2011, Mr. Bloom co-founded and was a Principal of Abacus Lodging Investors LLC, a hotel investment and advisory firm. Prior to pursuing an academic career, Mr. Bloom worked for a variety of leading hotel investment firms, most recently as Executive Vice President of Portfolio Management & Administration with CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was responsible for oversight of the company’s $6.6 billion portfolio. Prior to CNL, he served as Vice President - Investment Management for Hyatt Hotels Corporation from 2000 to 2003. In addition, Mr. Bloom has worked for Tishman Hotel & Realty, VMS Realty Partners and Pannell Kerr Forster (now CBRE Hotels). Mr. Bloom received his Bachelor of Science degree in Hotel and Restaurant Management as well as a Master of Business Administration degree from Cornell University and a Doctor of Philosophy degree in Hospitality Management from Iowa State University.
Atish Shah, is our Executive Vice President, Chief Financial Officer and Treasurer and has held this position with Xenia since April 2016. Mr. Shah most recently served as Senior Vice President – Strategy, Financial Planning & Analysis, and Investor Relations for Hyatt Hotels Corporation (“Hyatt”), a position he held beginning September 2012. From April 2015 to March 2016, Mr. Shah also served as Interim Chief Financial Officer for Hyatt. In this role, Mr. Shah had responsibility for the global finance function, including treasury, tax, accounting, internal audit, operations finance and purchasing. Mr. Shah began at Hyatt in December 2009 as Senior Vice President - Investor Relations. Prior to joining Hyatt, Mr. Shah served as a portfolio manager of a hospitality real estate private equity fund at Lowe Enterprises. Prior to that, he worked for Hilton Hotels Corporation in a variety of finance roles, including those in feasibility, planning, investment analysis and investor relations. Mr. Shah holds a Bachelor of Science with Honors from Cornell University, a Master of Management in Hospitality from Cornell University and an MBA from The Wharton School of the University of Pennsylvania.
Joseph T. Johnson, is our Senior Vice President and Chief Accounting Officer and has held this position since May 2015. In this role, Mr. Johnson has primary responsibility of overseeing accounting, SEC financial reporting, taxation and information technology. Previously, Mr. Johnson served as Chief Financial Officer of CNL Healthcare Properties, Inc. and CNL Lifestyle Properties, Inc., each of which were public non-listed REITs, from 2011 until April 2015.  Prior to and during that time Mr. Johnson also held various other positions with these entities and their affiliates, including Senior Vice President, Treasurer and Chief Accounting Officer.  Prior to this, Mr. Johnson served as Vice President of Financial Reporting for CNL Hotels & Resorts, Inc. a public non-listed lodging REIT. Mr. Johnson began his career in the audit practice of KPMG LLP. He holds a Bachelor of Science and Masters in Accounting from the Kenneth G. Dixon School of Accounting at the University of Central Florida.
Taylor C. Kessel, is our Senior Vice President and General Counsel and serves as the company’s Secretary. Mr. Kessel joined the company in January 2015 and served as Vice President – Corporate Counsel until 2016 when he was appointed to his current role. Mr. Kessel is responsible for managing the legal affairs of Xenia and its affiliates, including corporate governance, compliance with securities regulations, acquisitions and dispositions, loan transactions, litigation management, and providing legal support to the asset management and project management teams. Previously, Mr. Kessel served as Corporate Counsel for Ruth’s Hospitality Group, Inc., a publicly traded restaurant company and the operator of Ruth’s Chris Steak House, from 2011 through 2014. Prior to Ruth’s, Mr. Kessel served as Corporate Counsel for CNL Lifestyle Properties, a public REIT that invested in income-producing properties with a focus on lifestyle-related industries. Mr. Kessel is a member of the Florida Bar and a graduate of University of Florida Frederick G. Levin College of Law and holds a Masters of Science in Real Estate and a Bachelor of Science in Business Management both from the Warrington College of Business at University of Florida.

ARTICLE IV: EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. We refer to this group collectively as our “named executive officers.” Our named executive officers for 2020 were:

•Marcel Verbaas, Chairman and Chief Executive Officer;

•Barry A.N. Bloom, President and Chief Operating Officer;

•Atish Shah, Executive Vice President, Chief Financial Officer and Treasurer;

•Joseph T. Johnson, Senior Vice President and Chief Accounting Officer; and

•Taylor C. Kessel, Senior Vice President, General Counsel and Secretary

•Philip A. Wade, former Senior Vice President and Chief Investment Officer (Mr. Wade departed from the Company on April 21, 2020);

Executive Summary

Impact of the COVID-19 Pandemic on Our Business

In January 2020, confirmed cases of COVID-19 started appearing in the United States. By March 11, 2020, COVID-19 was deemed a global pandemic by the World Health Organization. This led federal, state and local governments in the United States to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, school closures, quarantines, shelter-in-place orders and social distancing requirements, and also to implement multi-step policies of re-opening regions of the country. The effects of the pandemic on the hotel industry have been unprecedented with global demand for lodging drastically reduced and occupancy levels reaching historic lows. Between March and April 2020, the Company temporarily suspended operations at 31 of our hotels and resorts. The Company’s remaining eight properties continued operating at levels which reflected the significantly reduced demand levels. Between May and September 2020, the Company recommenced operations at 29 of our hotels and resorts. One additional hotel recommenced operations in October 2020 and four hotels were sold in the fourth quarter of 2020. As a result, as of December 31, 2020, 34 of our 35 hotels and resorts were open and operating.

Leisure demand gradually improved during the second half of 2020, however, many markets throughout the country began to experience a resurgence in COVID-19 case counts and hospitalizations and reimplemented or strengthened closures, quarantines, shelter-in-place orders and social distancing requirements. The vast majority of our hotel portfolio's group business for 2020 was canceled which led to total portfolio occupancy of 27.1%.

Our portfolio consists of luxury and upper upscale hotels and resorts, which generally offer restaurant and bar venues, large meeting facilities and event space, along with amenities, including spas and golf courses, the majority of which have resumed operations in accordance with state and local ordinances. As a result of the pandemic, our revenues declined significantly during 2020 compared to 2019.

Corporate Actions Taken to Respond to the Impact of the Pandemic

Beginning in March 2020, the Company took swift and immediate action in response to the impact of the COVID-19 pandemic. From a corporate perspective, to preserve liquidity we reduced our full-year cash general and administrative expense by over 25%, or approximately $6.0 million as compared to pre-pandemic budgeted amounts, excluding the impact of non-recurring restructuring costs, primarily resulting from lower executive incentive compensation, a reduction in corporate personnel by over 25% and a reduction in other costs. Additionally, we canceled or deferred approximately $54.8 million of capital expenditures, representing a 46.7% reduction from our initial budget and suspended our quarterly dividend following payment of the first quarter dividend that was declared in early March 2020.

We entered into a series of amendments to our corporate credit facilities including our revolving credit facility and four term loans. We also amended each of our eight mortgage loans. These amendments provided relief from financial covenants, limited payment deferrals and the ability to use reserves for capital expenditures for working capital for a period of time, among other things, in exchange for certain additional restrictions, collateral and covenants.

In August 2020, we issued $300 million of senior notes and utilized the majority of the net proceeds to repay a portion of our revolving credit facility and a portion of our two corporate credit facility term loans maturing in 2022. In October 2020, we completed a $200 million add-on offering of senior notes under the existing indenture. The net proceeds from the additional senior notes, along with cash on hand, were used to repay the remaining balance of our two corporate credit facility term loans maturing in 2022 and the mortgage loan collateralized by Marriott Dallas Downtown.

We created additional balance sheet flexibility and enhanced the Company's overall liquidity through strategic dispositions. In the fourth quarter of 2020, the Company sold Residence Inn Boston Cambridge, Marriott Napa Valley Hotel & Spa, Hotel Commonwealth, and Renaissance Austin Hotel for an aggregate gross sales price of approximately $391 million. The net proceeds from these dispositions were used to reduce debt and for general corporate purposes.

Additionally, throughout the last three quarters of fiscal 2020, the Company provided 10 business updates in order to provide stockholders with additional real-time data to evaluate and understand the impact of the COVID-19 pandemic on the Company’s operations and to demonstrate the extraordinary steps taken by the Company to continue to preserve liquidity, raise capital, and put itself in as strong of a position as possible to capitalize on the economic recovery. As our hotels began to reopen during 2020, these additional business update reports provided valuable information to our stockholders.

Overview of Executive Compensation Program

Compensation Best Practices

Our executive compensation program incorporates the following best practices:

	What we do		What we don't do

✓	Our executives’ total compensation opportunity is primarily based on Company performance, awarded through our annual and long-term incentive compensation programs.	✗	We do not provide change in control excise tax “gross-up” payments.

✓	Our Chief Executive Officer received approximately 69% and other named executive officers receive approximately 61% of target total compensation in the form of long-term equity incentives.	✗	We do not provide guarantees for equity awards or cash incentive payments.

✓	Any change in control cash payments pursuant to severance agreements with our named executive officers are subject to a “double-trigger.”	✗	No automatic, annual increase in executive salaries.

✓	Named executive officers are required to accumulate and hold a meaningful amount of stock. Refer to the subsection entitled “Stock Ownership Guidelines” for more detail.	✗	The Company does not maintain a pension plan and does not provide excessive perquisites to the NEOs.

✓	Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive compensation.	✗	No pledging, hedging or short sales of Company securities by directors, officers or employees.

✓	Our Compensation Committee regularly reviews the Company’s compensation plans and programs to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.	✗	No counting of unvested performance equity awards toward our stock ownership guidelines.

✓	The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements create risks that are reasonably likely to have a material adverse effect on us.

✓	We maintain a clawback policy to recover amounts inappropriately paid in the event of a restatement of our financial statements.

✓	We review and consider stockholder feedback in structuring executive compensation.

✓	We apply multi-year vesting requirements to all equity awards to facilitate retention and ensure performance alignment.

✓	Annual advisory vote on executive compensation (“say on pay”).

The Company believes compensation should reinforce and promote the business objectives of the Company. The Company also believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals approved by the Compensation Committee. The COVID-19 pandemic changed many things about our business during 2020, but this belief holds firm. The primary purpose of the Company’s executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.

Since our listing on the NYSE, the Company has maintained a compensation program which based a significant percentage of compensation for our executive officers on Company performance. Performance-based pay aligns the interests of management with the Company’s stockholders. Consistent with years past, the initial compensation program approved for 2020 placed a total of approximately 69% of Mr. Verbaas’ compensation and an average of approximately 61% of the Company’s other named executive officers’ target total compensation "at-risk." The charts below depict the composition, at target levels, of each element of the initial approved 2020 compensation program, including those that were performance-based. The Company consistently seeks to align the interests of its executive officers with those of its stockholders by providing a significant portion of executive officers’ compensation in the form of equity or equity-based awards, either through shares of common stock, restricted stock units or units of limited partnership interest in the Company’s Operating Partnership. Through robust share ownership guidelines for executive officers and grants of time- and performance-based vesting LTIP Units, the value of the executive officers’ total compensation increases as total returns to stockholders increase. Moreover, the Company’s executive compensation program is designed to reward favorable total stockholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the lodging REIT industry and each executive’s long-term career contributions to the Company.

Highlighted below are the key objectives and elements of our standard executive compensation program as it has existed since our listing on the NYSE, the purpose of each element and the process for determining each element.

The rigorous “pay for performance” program the Company has implemented since its listing on the NYSE has received overwhelming stockholder support in every year, both through voting outcomes on “say on pay” as well as direct feedback from investors, proxy advisory firms, and other stakeholders. The program received its highest level of support last year with 97.9% of votes cast by stockholders in favor of the program and its design and effectiveness.

Previous Say on Pay Results

The Company has received positive reviews and recommendations to vote “for” on the Company’s “say-on-pay” proposal from two of the largest proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, for each year since our listing on the
NYSE. In 2020 and in prior years, ISS Corporate Solutions has rated the Company’s compensation program as a “1” which equates to the highest rating relative to its peers. Consistent with timing from prior years, in late February of 2020, the Compensation Committee met and, in connection with the adoption of the Company's 2020 compensation program, discussed the continuation of the primary elements of the Company's historical compensation program. The Compensation Committee took into account the feedback received from stakeholders, investors, and most importantly, the overwhelming stockholder support for the program’s design and effectiveness as indicated in prior years’ “say-on-pay” voting results.

Historical Outperformance Results

The Company's total stockholder return outperformed the majority of those in the Company’s peer set for each of the three-year periods ending as of December 31, 2020 which resulted in payouts over target amounts in each of those periods. The chart below depicts the Company’s performance ranked against its defined peer set for each three year performance periods ended since its listing on the NYSE.

Our Response to COVID-19 Challenges and Summary of Compensation Outcomes for 2020

In late March 2020 the Company began to feel the immediate and sudden impact on its business from the COVID-19 pandemic. By the end of April 2020, 31 out of 39 of our hotels and resorts had suspended operations. As described above, the Company took decisive and thoughtful action to preserve cash and position the Company to endure the impact of the COVID-19 pandemic. On May 14, 2020, consistent with our lodging REIT peers, the Company’s stock price was trading at an all-time low of $6.14 per share.

The Compensation Committee convened several meetings in the spring and early summer of 2020, consulted extensively with its independent compensation consultant, and in June 2020 after thoughtful deliberations canceled the performance-based equity awards originally granted on March 2, 2020 with the consent of the initial award recipients. Concurrent with the cancellation of the equity awards, the Compensation Committee granted new time-based equity awards to the named executive officers and key personnel. The June time-based equity awards are all subject to a vesting period ending on December 31, 2022. The Compensation Committee, in order to continue significant cash preservation efforts, did not elect to utilize its discretion to revise or restate the 2020 non-equity incentive program, nor did the Compensation Committee elect to reward the executive team with a discretionary cash bonus. The Compensation Committee believes that the June time-based equity grants were made in the best interests of the Company and its stockholders by retaining and incentivizing the management team through potential share price appreciation

As a result of the COVID-19 pandemic, the financial metrics adopted for use in determining the payouts under the annual incentive plan were no longer achievable due to the temporary suspension of operations at the majority of the Company's hotels and resorts and provided little to no incentive value as originally intended. A majority, or 75%, of the named executive officers' annual cash bonus payments were based on performance criteria tied to these financial metrics set prior to onset of the COVID-19 pandemic in the United States. This resulted in significant payment reductions in the annual cash bonus payments earned in 2020 as compared to prior years. Given the resiliency and strength shown by the management team in the face of an unprecedented crisis, the Compensation Committee met throughout the year to discuss alternative methods to reward the management team for its extraordinary efforts and achievements in 2020. The Compensation Committee took into account its ongoing purpose to continue the alignment of the management team with the Company's stockholders and in December 2020, the Compensation Committee awarded additional time-based equity grants to our executive officers to reward them for their efforts in navigating the early stages of the pandemic and achieving short-term Company goals and objectives in 2020 which included: (i) successfully renegotiating existing debt agreements with all of the Company's current lenders, (ii) presentation of a capital structure plan to the Board with meaningful progress throughout 2020, and (iii) development and implementation of a business plan for opening Company hotels across various occupancy and operating models. The December time-based equity awards were made subject to a one-year vesting period.

Both the June and December equity grants were the result of thoughtful discussions by the Compensation Committee and, in the determination of the Compensation Committee, are consistent with the Company’s short- and long-term goals and were specifically designed to serve the best interests of the Company and its stockholders by providing an appropriate retention tool to retain the outperforming management team and to incentivize them through potential share appreciation over time.

Overall, the Compensation Committee believes the 2020 pay outcomes appropriately align pay and long-term performance while also balancing the performance and retention objectives of the compensation program, by (a) not penalizing members of the management team for the unforeseen and unprecedented financial impact of the pandemic on financial results in 2020 and (b) rewarding the extraordinary efforts and results achieved in accomplishing the revised short-term company goals for 2020.

HOTEL REOPENING TIMELINE

The charts below depict the actual payout amounts of each element of compensation in 2020, including the cancellation of the March 2020 performance-vesting equity-based awards and replacement with June 2020 time-vesting equity-based awards and the issuance of December 2020 time-vesting equity-based awards.

Highlighted below are the elements of our executive compensation program for 2020 following the cancellation of the March 2020 performance-based awards and replacement with the June 2020 time-based awards and including the December 2020 time-based awards.

Looking Forward in 2021

In February 2021, the Compensation Committee approved the annual long-term equity awards, which are consistent with prior years’ awards and primarily consist of performance-based awards which are “at-risk.” For each of the named executive officers, 75% of such named executive officer's target equity grant consisted of performance-based Class A Units and 25% consisted of Time-Based LTIP Units. In March 2021, the Compensation Committee approved an annual non-equity incentive plan based on performance-based non-financial goals. These non-financial goals include both Company-wide goals and individual performance goals specific to each named executive officer. The changes to the annual non-equity incentive plan were due to the unique circumstances of the COVID-19 pandemic and the limited visibility into the future business and public health conditions. The 2021 compensation program approved by the Compensation Committee demonstrates the Company's long-standing commitment to developing and maintaining a compensation program that properly aligns pay for performance and highlights that the unique changes made to the compensation program in 2020 were intended as one-time adjustments to account for the sudden and immediate impact of the pandemic on the Company which began in March 2020, immediately after the 2020 compensation program was initially approved.

Determination of Compensation

Our Compensation Committee is responsible for determining the amount and composition of compensation paid to all of our named executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program, as well as specific compensation levels for each named executive officer. In its role, the Compensation Committee utilizes market data from publicly available sources and as provided by FPL. Additionally, the Compensation Committee reviews and considers the recommendations of Mr. Verbaas with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Verbaas with respect to these matters because, given his knowledge of the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers.

At our 2020 annual meeting, over 97% of votes cast were in favor of our “say on pay” proposal. The Company has received in excess of 90% support on our “say on pay” proposals in each year since our listing on the NYSE. Though the members of the Compensation Committee believe that the stockholder vote on our 2020 “say on pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to align with the interests of our stockholders. Following the 2017 “say-on-pay frequency” vote, our Board of Directors resolved to continue to hold annual say on pay votes.

Independent Consultant

FPL advises our Compensation Committee on compensation program design and the amounts payable to our executive officers. FPL provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FPL does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. Given the impact of the pandemic on the design and effectiveness of the Company’s overall compensation program, FPL provided consultation and services to the Compensation Committee beyond what had typically been provided in years’ past, including attending the numerous Compensation Committee meetings related to the changes made to the 2020 compensation program.

Annual Process

At the end of each year, our Compensation Committee reviews the total compensation of each of our named executive officers for that year, including an estimate of the incentive plan compensation for the year. At this meeting, our Compensation Committee also reviews appropriate compensation studies and surveys provided by FPL. After the review, our Compensation Committee finalizes and approves the design of the compensation program for the upcoming year. In 2020, FPL provided consultation and resources to the Compensation Committee throughout the year.

Use of Competitive Peer Group

Our Compensation Committee engages FPL annually to provide a study of our executive officer compensation compared to executive officer compensation at ten similarly situated lodging REITs, or what we call our “Peer Group.” Our Peer Group was selected because their total assets, asset characteristics, revenues, number of employees and market capitalization were comparable to ours. For 2020, the Peer Group consisted of nine public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to review compensation for our named executive officers.  The Peer Group had total enterprise values ranging from approximately 0.6x to 2.9x the Company’s total enterprise value at the time of selecting the Peer Group.  The members of our Peer Group are:

Apple Hospitality REIT, Inc.	Park Hotels & Resorts, Inc.	Ryman Hospitality Properties, Inc.
DiamondRock Hospitality Company	Pebblebrook Hotel Trust	Summit Hotel Properties, Inc.
Hersha Hospitality Trust	RLJ Lodging Trust	Sunstone Hotel Investors, Inc.

Following the review of the study and considering the experience and skill level of each executive, our Compensation Committee sets an appropriate base salary for the named executive officers along with target bonuses and equity awards for the following year. While the Compensation Committee examines market data, including data derived from the Peer Group, the Compensation Committee also takes into consideration a number of qualitative factors and individual assessments in arriving at an appropriate compensation package for each individual executive officer and the Compensation Committee does not set the compensation of the named executive officers to a particular percentile of the Peer Group or any single component thereof, such as base salary, total cash compensation, incentive compensation or total compensation. Instead, the Compensation Committee reviews the compensation information to inform itself of the compensation amounts paid by the Company’s competitors to their executive officers and therefore required for executive officer recruitment and retention.

Subsequent to the end of the year and once the financial results for the prior year are available, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. For 2020, due to the impact of the COVID-19 pandemic, the Company did not meet any of the threshold goals for the formulaic components of the annual cash incentive program. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term equity incentive awards. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.

Elements of Executive Compensation Program

Annual Base Salary

2020 and 2021 Salaries

Our named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each of the executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020 and 2021, the base salary of each of our named executive officers was based on the following qualitative and quantitative factors:

•an amount necessary to retain the named executive officers;

•the scope of the named executive officer’s responsibilities;

•the experience and skill set possessed by the particular named executive officers;

•the role within the executive management team;

•the competitive market compensation paid to executive officers in similar positions within our peer group.

The 2020 annual base salaries for the named executive officers are provided in the "Summary Compensation Table" or in the footnotes to the same. For 2021, after considering the information and analysis provided by FPL regarding the compensation levels of executive officers of the applicable peer group, the Compensation Committee decided not to increase the annual base salaries for the named executive officers except for Mr. Kessel, who became a named executive officer in 2020. The decision to increase Mr. Kessel's salary was made to more closely align his overall compensation with the applicable peer group. As a result, the Compensation Committee approved annual base salaries for 2021 for Messrs. Verbaas, Bloom, Shah, Johnson and Kessel of $900,000, $560,000, $510,000, $355,000, and $400,000, respectively.

Non-Equity Incentive Program

2020 Bonuses

In 2020, our named executive officers were eligible to participate in an annual bonus program under which participants may earn annual cash performance bonuses based upon the achievement of certain performance criteria. Following his departure from the Company in April 2020, Mr. Wade was no longer eligible to receive an annual bonus for 2020. See “Potential Payments Upon Termination or Change in Control - Wade Separation Agreement” for a description of the separation agreement entered into between the Company and Mr. Wade upon his departure.

The threshold, target and maximum bonus levels for each of our named executive officers for 2020 were:

Name	Threshold Annual Bonus (% of annual base salary)	Target Annual Bonus (% of annual base salary)	Maximum Annual Bonus (% of annual base salary)
Marcel Verbaas	90%	150%	240%
Barry A.N. Bloom	60%	100%	160%
Atish Shah	60%	100%	160%
Philip A. Wade	45%	75%	120%
Joseph T. Johnson	45%	75%	120%
Taylor C. Kessel	45%	75%	120%

Performance between threshold and target and between target and maximum levels is interpolated on a straight-line basis. Under the annual bonus compensation program, the 2020 performance metrics were: (1) Adjusted FFO per share, (2) Hotel EBITDA Margin, (3) RevPAR change, and (4) individual performance. Adjusted FFO per share, Hotel EBITDA Margin and RevPAR change are non-GAAP financial measures. The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability and authority to exercise its judgment and discretion to adjust an award up or down. Additionally, appropriate adjustments to objectives may be made based on transactions and significant market circumstances. The weighting of each performance metric for the annual bonus compensation program for each of our named executive officers in 2020 was as follows:

2020 Performance Metrics and the Impact of COVID-19 on the Financial Performance Metrics
The COVID-19 pandemic had a material adverse impact on the Company's results of operations, which led to Adjusted FFO, Hotel EBITDA Margin and RevPAR Growth for the year ended December 31, 2020 to fall far below threshold. Despite the significant impact of the COVID-19 pandemic on the Company’s operations, the Compensation Committee determined not to adjust any of the three financial performance metric thresholds in a manner that resulted in a cash payout. This decision was based on and consistent with one of the main Company strategies in 2020, to preserve liquidity, and was not a reflection of the Compensation Committee's view of the management team's performance in 2020.
Adjusted FFO Per Share
Adjusted FFO per share is determined by adjusting the Company’s FFO per share as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), to add back hotel property acquisition and terminated transaction costs, amortization of debt origination costs, share-based compensation, and other expenses we believe do not represent recurring operations.
The Company believes that Adjusted FFO per share, which is a non-GAAP measure, is a useful and key supplemental measure of operating performance, as it excludes the effect of non-recurring items and historical cost accounting metrics, such as real estate depreciation and amortization, which may be of lesser significance in evaluating current performance. We believe that the use of Adjusted FFO per share can facilitate comparisons of operating performance between periods and between REITs, making the metric beneficial to investors’ complete understanding of our operating performance.
Accordingly, the Compensation Committee determined that 55% of the overall cash bonus for each executive officer would be based upon the level of Adjusted FFO per share generated by the Company during 2020. The Company's unadjusted threshold, target and maximum levels of Adjusted FFO per share for 2020 were $1.76, $1.91 and $2.07, respectively. The Company’s 2020 Adjusted FFO per share of $(0.82) fell below the threshold level of performance for this metric and accordingly no payout was made based on this metric.
Same-Property Hotel EBITDA Margin
Hotel EBITDA Margin is a commonly used measure of performance in the lodging REIT industry and is calculated by dividing Hotel EBITDA by Total Revenues. Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate general and administrative expenses and (5) acquisition and terminated transaction costs.
The Company believes that Same-Property Hotel EBITDA Margin provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis.
The Compensation Committee believes that Same-Property Hotel EBITDA Margin is an appropriate additional performance metric because it is reflective of management's effort and success in controlling operating costs of our hotels.

Accordingly, the Compensation Committee determined that 10% of the overall cash bonus for each executive officer would be based upon the level of Same-Property Hotel EBITDA Margin generated by the Company during 2020. The Company's unadjusted threshold, target and maximum levels of Same-Property Hotel EBITDA margin were 25.7%, 26.7%, and 27.7%, respectively. The Company’s 2020 Same-Property Hotel EBITDA Margin of (6.4)% fell below the threshold level of performance for this metric and accordingly no payout was made based on this metric.

Same-Property RevPAR Change

RevPAR is a measure commonly used in the lodging industry to quantify nightly room revenue. The measure can be applied to a single hotel, market, or the industry and can pertain to a single night, week, month, or year. RevPAR is calculated as either (1) the product of the average daily rate (“ADR”) and occupancy rate, or (2) dividing hotel room revenue by room nights available to guests for a given period, and does not include non-room revenues such as food and beverage revenue or other operating revenues.
RevPAR is a metric used in the hotel industry to make an assessment regarding a hotel's operations and its ability to fill its available rooms at an average rate. Increasing a property's RevPAR means that its average room rate and/or its occupancy rate are increasing. The change in RevPAR year over year, is an industry-wide metric used to measure top-line revenue growth, which we believe gives a useful measure of our performance.

Accordingly, the Compensation Committee determined that 10% of the overall cash bonus for each executive officer would be based upon the level of Same-Property RevPAR Change generated by the Company during 2020. The Company's unadjusted threshold, target and maximum levels of Same-Property RevPAR Change were (2.0)%, (1.5)%, (0.5)%, respectively. The Company’s 2020 Same-Property RevPAR decline of (66.3)% fell below the threshold level of performance and accordingly no payout was made based on this metric.

Individual Performance Objectives

Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities. A summary of each of our named executive officers’ objectives were as follows:

•Mr. Verbaas’ objectives primarily involved improving the portfolio quality through the completion of dispositions, addressing all near-term loan maturities, completing scheduled major capital expenditure initiatives, further developing medium-term strategic plan with a particular emphasis on balance sheet strategy, continuing the development and execution of the Company's corporate responsibility and environmental sustainability reporting and overall messaging to its stakeholders, enhancing and cultivating relationships with brands and managers, enhancing associate leadership development plans, and optimizing organizational infrastructure.

•Mr. Bloom’s objectives primarily involved providing direction and oversight to the asset management, portfolio initiatives (including providing direction and oversight of the property optimization process), and project management teams, successful completion of the comprehensive renovation project at Park Hyatt Aviara Resort, Golf Club & Spa, the large-scale guest and meeting room renovations at certain Company hotels with minimum disruption to operations, providing oversight for corporate functions including ESG reporting, human resources, marketing, and insurance, executing strategic opportunities to reposition properties, and playing an integral role in the investor relations function.

•Mr. Shah’s objectives primarily involved leading the Company's capital allocation efforts, including reducing the Company's leverage and near-term loan maturities, partnering with the Chief Accounting Officer to improve and optimize the Company's technology platform, evolving management capabilities of the finance function to provide leadership growth opportunities, further improving the Company’s profile within the investment community, and enhancing corporate awareness within the local market and within the REIT and lodging industries.

•Mr. Johnson’s objectives primarily involved overseeing the upgrade of the Company's technology platform, continued acceleration of timelines for financial reporting and tax compliance matters, providing enhanced support for effective tax planning strategies, executing SOX 404 updates and evaluate processes and controls to further streamline workflows as appropriate, and broadening lodging industry exposure by participating in the initiative to revise and update the Uniform System of Accounts for the Lodging Industry.

•Mr. Kessel's objectives primarily involved defending and protecting the interest of the Company in all legal matters, providing legal support to all business segments within the organization, leading the process to finalize the Company's first equity plan amendment, leading the Company's ESG disclosure, assisting with communicating the Company's narrative to key stakeholders, assisting the President with insurance procurement and maintaining existing relationships with insurance brokers to identify potential costs savings.

Our Compensation Committee asked our Chief Executive Officer to provide his assessment of each executive officer as it relates to the individual performance objectives. Following the review of the Chief Executive Officer’s assessment and a detailed discussion with our Chief Executive Officer regarding each of the other named executive officers, other than Mr. Wade, our Compensation Committee concluded that each of the named executive officers, other than Mr. Wade, including the Chief Executive Officer, substantially completed all of the individual objectives and that Mr. Verbaas, Mr. Bloom, Mr. Shah, Mr. Johnson and Mr. Kessel each earned a maximum payout for the individual performance component of each executive’s bonus. Our Compensation Committee reached this conclusion upon weighing the accomplishments achieved by the Company in 2020 and the difficulties and challenges faced by the management team due to the sudden and immediate impact of the COVID-19 pandemic. Mr. Wade departed from the Company on April 21, 2020, and, as a result, was not eligible to receive a cash incentive awards with respect to 2020 performance. Not only did each executive officer professionally perform the objectives personal to him at a high level, but together the executive officers achieved the accomplishments for the Company outlined above under “Company Highlights.”

The actual cash incentive compensation earned and paid for 2020 performance as a percentage of base salary and as a percentage of target were as follows:

	2020 Cash Incentive Earned
Name(1)	% of Base Salary	% of Target	Total ($)
Marcel Verbaas	60.0%	40.0%	$540,000
Barry A.N. Bloom	40.0%	40.0%	$224,000
Atish Shah	40.0%	40.0%	$204,000
Joseph T. Johnson	30.0%	40.0%	$106,500
Taylor C. Kessel	30.0%	40.0%	$106,500
(1) Mr. Wade departed from the Company on April 21, 2020 and as a result was not eligible to receive a cash incentive with respect to 2020 performance.
Equity Compensation

We maintain the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan, as amended in 2020, (the “2015 Incentive Award Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates, to enable our company and certain of our affiliates to obtain and retain the services of these individuals, which is essential to our long-term success, and to establish an equity-based compensation program suitable for a publicly-traded company. In March 2020, each of our named executive officers was granted either Class A Units and Time-Based LTIP Units or Performance-Based Restricted Stock Units (“Performance-Based RSUs”) and Time-Based Restricted Stock Units (Time-Based RSUs), in each case, under the 2015 Incentive Award Plan. Generally, we target providing at least half of each executive’s total target compensation opportunity in the form of long-term equity incentives, which for performance-based equity awards are measured over a three-year performance period. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our Peer Group. Messrs. Verbaas, Bloom, Shah, Wade, Johnson and Kessel received a total target equity grant of $3,000,000, $1,600,000, $1,200,000, $675,000, $500,000, and $400,000 (each, a “Target Equity Grant”), respectively, of which 75% of such Target Equity Grant was in the form of Class A Units (or Performance-Based RSUs) and 25% was in the form of Time-Based LTIP Units (or Time-Based RSUs) based on the Company’s closing price on March 2, 2020, with the potential to receive up to 2x the Target Equity Grant if maximum performance is achieved under the Class A Units (or Performance-Based RSUs) awards as further discussed below. The equity awards are subject to accelerated vesting in the event of certain terminations of employment and/or a change in control, as more fully described in the “Potential Payments Upon Termination or Change in Control” section.

In June 2020, as a result of the material adverse impact that the COVID-19 pandemic had on our business, in order to retain and incentivize our named executive officers and other key members of management, the Compensation Committee determined to cancel the Class A Units and Performance-Based RSUs that were originally granted in March 2020 and replace those awards with grants of Time-Based LTIP Units or Time-Based RSUs, as applicable, that vest in full on December 31, 2022 based on the respective executives' continued service through such date. Messrs. Verbaas, Bloom, Shah, Johnson and Kessel received Time-Based LTIP Units (or Time-Based RSUs) of $3,000,000, $1,500,000, $1,200,000, $500,000 and $450,000, respectively, based on the average closing price of a share of Company common stock over the five consecutive trading days ending on, and including, June 5, 2020.

As described in the “Overview of Executive Compensation - Our Response to COVID-19 Challenges and Summary of Compensation Outcomes for 2020”, in December 2020, the Compensation Committee determined to grant Time-Based RSUs that vest in full on December 30, 2021 based on the respective executives' continued service through such date. Messrs. Verbaas, Bloom, Shah, Johnson and Kessel received Time-Based RSU Units of $600,000, $300,000, $240,000, $100,000 and $175,000, respectively, based on the average closing price of a share of Company common stock over the five consecutive trading days ending on, and including, December 29, 2020.

LTIP Units

LTIP Units may be issued to eligible participants in the 2015 Incentive Award Plan for the performance of services to or for the benefit of the Operating Partnership. LTIP Units (other than Class A Units that have not vested), whether vested or not, receive the same quarterly per-unit distributions as common units in the Operating Partnership (“Common Units”), which equal the per-share dividends on shares of our common stock. Class A Units that have not performance vested generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of Common Units.
Initially, LTIP Units do not have full parity with Common Units with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Common Units at any time, and thereafter enjoy all the rights of Common Units, including redemption rights. Common Units are redeemable for cash based on the fair market value of an equivalent number of shares of our common stock, or, at the election of the Company, an equal number of shares of our common stock, each subject to adjustment in the event of stock splits, specified extraordinary distributions or similar events.

In order to achieve full parity with Common Units, LTIP Units must be fully vested and the holder’s capital account balance in respect of such LTIP Units must be equal to the per-unit capital account balance with respect to the Common Units owned, directly and indirectly, by the Company.

Restricted Stock Units

A Restricted Stock Unit (“RSU”), upon vesting, represents the right to receive payment of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

Performance-Based RSUs may be issued to eligible participants in the 2015 Incentive Award Plan for the performance of services to or for the benefit of Xenia Hotels & Resorts, Inc or the Operating Partnership. Each Performance-Based RSU that vests shall represent the right to receive payment of one share Common Stock.

Class A Units and Performance-Based RSUs

General: Pursuant to the Class A Unit and Performance-Based RSU awards granted in March 2020, each executive would have been eligible to vest in a number of units ranging from 0% to 100% of the total units granted, based on our TSR during the performance period commencing on January 1, 2020 and ending on December 31, 2022 (the “Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the Performance Period, subject to the executive’s continued service. TSR generally refers to the compounded annual growth rate in the value per share of our common stock during the Performance Period due to the appreciation in the price per share plus dividends declared during the Performance Period, assuming dividends are reinvested in shares of our common stock on the date that they were paid. Performance-Based RSUs and Class A Units were subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the respective Performance-Based RSU agreement governing such Performance-Based RSUs, or the respective Class A Unit award agreement governing such Class A Units, and the partnership agreement of the Operating Partnership, as amended from time to time (the “Partnership Agreement”).

Performance Vesting: A portion of each award of Class A Units were designated as a number of “base units.” Twenty-five percent (25%) of the Class A base units were designated as “absolute TSR base units” and twenty-five percent (25%) of the Performance-Based RSUs were designated as “absolute TSR RSUs”. Seventy-five percent (75%) of the Class A base units were designated as “relative TSR base units” and seventy-five percent (75%) of the Performance-Based RSUs were designated as “relative TSR RSUs”. With respect to the absolute TSR base units, in the event that our annualized TSR percentage over the Performance Period (the “Company TSR Percentage”) was achieved at the “threshold,” “target” or “maximum” level as set forth below, the award vested with respect to the percentage of absolute TSR base units and absolute TSR RSUs set forth below. If the Company did not achieve an annualized Company TSR Percentage of at least 6.0% over the Performance Period, then no absolute TSR base units or absolute TSR RSUs vested.

	Company TSR Percentage	Absolute TSR Vesting Percentage
	< 6.0%	0.00%
“Threshold Level”	6.0%	14.29%
“Target Level”	9.0%	42.90%
“Maximum Level”	> 13.0%	100.00%

If the Company TSR Percentage fell between the “threshold”, “target” or “maximum” levels, the percentage of absolute TSR base units and absolute TSR RSUs that would have vested would have been determined using straight-line linear interpolation between such levels.
The relative TSR base units and relative TSR RSUs would have vested based on the Company TSR Percentage as compared to the TSR percentages of the following eleven similarly situated lodging REITs, or what we call our “Equity Award Peer Group.” The following lodging REITs were included in our Equity Award Peer Group(1):

Apple Hospitality REIT, Inc.	Host Hotels & Resorts, Inc.	Ryman Hospitality Properties, Inc.
Chatham Lodging Trust, Inc.	Park Hotels & Resorts, Inc.	Summit Hotel Properties, Inc.
DiamondRock Hospitality Company	Pebblebrook Hotel Trust	Sunstone Hotel Investors, Inc.
Hersha Hospitality Trust	RLJ Lodging Trust
(1)Our Equity Award Peer Group includes additional lodging REITs as compared to the Peer Group used for our analysis of total executive compensation. We include lodging REITs with a wider range of market capitalizations in our Equity Award Peer Group in order to reflect a larger number of companies that investors could consider as alternative investments and that are appropriate benchmarks for our relative industry performance. Additionally, inclusion of a larger number of companies in our Equity Award Peer Group ensures a greater probability of having a sufficient population against which to measure our performance over the length of time over which the performance awards vest (typically a three-year period) in the event companies in our Equity Award Peer Group are merged or acquired.
In the event that the Equity Award Peer Group Relative Performance had been achieved at the “threshold,” “target” or “maximum” level as set forth below, the award would have become vested with respect to the percentage of relative TSR base units and relative TSR RSUs set forth below. If the Company did not achieve an Equity Award Peer Group Relative Performance of at least the 25th percentile, then no relative TSR base units or relative TSR RSUs would vest.

	Peer Group Relative Performance	Relative TSR Vesting Percentage
	< 25th Percentile	0.00%
“Threshold Level”	25th Percentile	14.29%
“Target Level”	50th Percentile	42.90%
“Maximum Level”	> 75th Percentile	100.00%
If the Equity Award Peer Group Relative Performance fell between the “threshold”, “target” or “maximum” levels, the percentage of relative TSR base units and relative TSR RSUs that would have vested would have been determined using straight-line linear interpolation between such levels.
The Class A Units and Performance-Based RSUs granted in March reflected the maximum number of units that could vest over the performance period. The following table sets forth summaries of the threshold, target and maximum number of absolute TSR base units and relative TSR base units and absolute TSR RSUs and relative TSR RSUs, respectively, that could have vested(1):

	Threshold Base Units/RSUs		Target Base Units/RSUs		Maximum Base Units/RSUs
Name	Absolute	Relative	Absolute	Relative	Absolute	Relative
Class A Units
Marcel Verbaas	12,015	36,045	36,071	108,211	84,081	252,241
Barry A.N. Bloom	6,408	19,224	19,238	57,713	44,843	134,529
Atish Shah	4,806	14,418	14,428	43,285	33,632	100,897
Joseph T. Johnson	2,003	6,008	6,012	18,035	14,014	42,040
Performance-Based RSUs
Philip A. Wade	2,703	8,110	8,116	24,348	18,918	56,755
Taylor C. Kessel	1,602	4,806	4,810	14,428	11,211	33,632

(1)The Class A Units and Performance Based-RSUs granted in March 2020 were canceled and replaced with Time-Based LTIP Units or Time-Based RSUs, as applicable, in June 2020 (other than Mr. Wade's March 2020 awards, which vested upon his departure from the Company in April 2020 and were no longer outstanding). Upon acceptance of the June 2020 awards, the NEO forfeited their rights to the respective performance-based awards noted in table above.
With respect to Class A units, in addition to the “base units,” an additional number of Class A Units (the “distribution equivalent units”) were included in each award. A number of distribution equivalent units having a value equal to the dividends that would have been paid during the Performance Period on the shares of our common stock corresponding to the base units that become performance vested (less any actual distributions made with respect to such units) would have vested following the completion of the Performance Period up to the maximum number of units that are included in the award. For purposes of calculating the number of distribution equivalent units, the dividend amount would have been adjusted (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in shares of our common stock on the applicable payment date.
The table below sets forth the total number of Class A Units and Performance-Based RSUs awarded (and later canceled) to each of our named executive officers on March 2, 2020, as well as the number of Class A Units and Performance-Based RSUs that constituted absolute TSR base units and relative TSR base units and absolute TSR RSUs and relative TSR RSUs.

Name	Total Class A Units/Performance-Based RSUs(1)(2)	Absolute TSR Base Units/RSUs	Relative TSR Base Units/RSUs
Marcel Verbaas	413,677	84,081	252,241
Barry A.N. Bloom	220,628	44,843	134,529
Atish Shah	165,471	33,632	100,897
Philip A. Wade	75,673	18,918	56,755
Joseph T. Johnson	68,947	14,014	42,040
Taylor C. Kessel	44,843	11,211	33,632
(1)The Class A Units awarded that were not absolute TSR base units or relative TSR base units were distribution equivalent units that could have potentially vested, if at all, following the end of the Performance Period based upon the number of base units that would have become performance vested, as described above. The Performance-Based RSUs would have been entitled to the payment of dividend equivalents based on dividends that would have been received on Performance-Vested RSUs assuming reinvestment.
(2)The Class A Units and Performance-Based RSUs granted in March 2020 were canceled and replaced with Time-Based LTIP Units, or Time-Based RSUs, as applicable, in June 2020 (other than Mr. Wade's March 2020 awards, which vested upon his departure from the Company in April 2020 and were no longer outstanding). Upon acceptance of the June 2020 awards, the NEO forfeited their rights to the respective performance-based awards noted in table above.
Each Performance-Based RSU was granted in tandem with a corresponding dividend equivalent, which dividend equivalent would have remained outstanding from the grant date until the earlier of the payment or forfeiture of the RSU to which it corresponded. Pursuant to each such outstanding dividend equivalent, with respect to each dividend paid by the Company with respect to the performance period, the participant would have been entitled to receive payment equal to the amount of such dividend, if any, on the shares underlying the RSUs that became performance-vested RSUs, payable in the same form and amounts as dividends paid to each holder of a share. Each such payment was payable no later than thirty (30) days following the applicable dividend payment date, provided that no such payments are payable prior to the date on which the RSU became a performance-vested RSU, and any dividend equivalent payments that would have been made prior to such date had the RSU been a performance-vested RSU, plus (or minus) the amount of gain (or loss) on such amounts had they been reinvested in Common Stock on the date on which the corresponding dividend was paid, was to be paid in a single lump sum no later than forty-five (45) days following the date on which the RSU becomes a performance-vested RSU. Dividend equivalent amounts are not payable with respect to any RSU that does not became a performance-vested RSU.
Time-Based LTIP and Restricted Stock Units

General: Pursuant to the Time-Based LTIP Unit and RSU awards, each executive is eligible to vest in a number of LTIP Units of the Operating Partnership or RSUs, as applicable, based on the executive’s continued service with the Company. LTIP Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the Time-Based LTIP Unit award agreement governing such LTIP Units, and the Partnership Agreement. Time-Based RSUs are subject to the applicable terms and conditions of the 2015 Incentive Award Plan and the Time-Based RSU award agreement governing such Time-Based RSUs.
Vesting: Each award of Time-Based LTIP Units and Time-Based RSUs granted in March 2020 vests as follows, subject to the executive’s continued service through each applicable vesting date: 33% on the first anniversary of the vesting commencement date of the award, 33% on the second anniversary of the vesting commencement date, and 34% on the third anniversary of the vesting commencement date. Each award of Time-Based LTIP Units and Time-Based RSUs granted in June 2020 vest in full in December 2022, subject to the executive’s continued service through such vesting date. Each award of Time-Based RSUs granted in December 2020 vests in full in December 2021, subject to the executive’s continued service through such vesting date.

The table below sets forth the number of Time-Based LTIP Units and Time-Based RSUs awarded to each of our named executive officers during 2020:

Name	Time-Based LTIP Units(1)	Time-Based RSUs(1)
Marcel Verbaas	342,223	40,274
Barry A.N. Bloom	172,713	20,137
Atish Shah	136,890	16,110
Philip A. Wade	—	10,811
Joseph T. Johnson	57,038	6,713
Taylor C. Kessel	—	62,281
(1) Includes Time-Based LTIP Units and Time-Based RSUs granted on March 2, 2020 and, other than for Mr. Wade, those granted on June 5, 2020 and December 29, 2020.
Other Elements of Compensation

We provide customary employee benefits to our full- and part-time employees, including our named executive officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.

Our employees are also eligible to participate in a 401(k) plan. Any employee, including our named executive officers, who satisfies certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, through contributions to the 401(k) plan. For 2020, we matched 100% of the contributions made by each participant in the 401(k) plan for the first $5,000 of the employee’s contributions. The company also made a safe harbor contribution to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.

Performance-Based Equity Awards Vesting

In February 2018, we granted awards of Class A Units to Messrs. Verbaas, Bloom, and Johnson, and Performance-Based RSUs to Mr. Kessel which vested based on our TSR during the performance period commencing on January 1, 2018 and ending on December 31, 2020 (the “2018-2020 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2018-2020 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2018-2020 Performance Period was below threshold, at (8.23)% which resulted in none of the absolute Class A Unit awards or Performance-Based RSUs vesting, and our relative TSR during the 2018-2020 Performance Period was between target and maximum, at the 64th percentile, which resulted in approximately 74% and 79% of each relative Class A Unit award and relative Performance-Based RSUs becoming vested, respectively.

The following is a timeline tracking the status of the vested and unvested performance-based equity awards as of December 31, 2020:
(1)Each applicable performance period begins on the first trading day of the respective grant year and ends on the last trading day of the third year of the applicable performance period. Pursuant to the awards agreements, vesting determinations occur as soon as reasonably practicable (but in no event more than 45 days) following the completion of the applicable performance period.
(2)Tracking is based on the respective performance period as if it ended on December 31, 2020.

Accounting Considerations

Accounting for Stock-Based Compensation

ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018:

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Marcel Verbaas	2020	$900,000	—	$4,487,671	$540,000	$19,877	$5,947,548
Chairman and	2019	800,000	—	3,518,405	1,396,022	18,846	5,733,273
Chief Executive Officer	2018	800,000	—	3,227,033	1,395,586	18,744	5,441,363

Barry A.N. Bloom	2020	560,000	—	2,252,215	224,000	19,843	3,056,058
President	2019	560,000	—	1,876,493	781,772	19,571	3,237,836
and Chief Operating Officer	2018	560,000	—	1,613,516	781,528	19,235	2,974,279

Atish Shah	2020	510,000	—	1,795,086	204,000	20,102	2,529,188
Executive Vice President,	2019	495,000	—	1,290,108	691,031	19,485	2,495,624
Chief Financial Officer	2018	495,000	—	1,075,699	621,733	19,769	2,212,201
and Treasurer

Philip A. Wade(5)	2020	136,296	—	589,881	—	1,449,788	2,175,965
Former Senior Vice President	2019	400,000	—	791,644	396,307	18,846	1,606,797
and Chief Investment Officer	2018	375,000	—	699,202	372,809	18,744	1,465,755

Joseph T. Johnson	2020	355,000	—	747,965	106,500	19,077	1,228,542
Senior Vice President and	2019	345,000	—	586,425	341,815	18,846	1,292,086
Chief Accounting Officer	2018	335,000	—	510,951	333,043	18,744	1,197,738

Taylor C. Kessel	2020	355,000	—	748,462	106,500	19,152	1,229,114
Senior Vice President,
General Counsel and Secretary
(1)Amounts represent base salary compensation earned by our named executive officers for the applicable year.
(2)For 2020, amounts shown include (i) the grant date fair value of Time-Based LTIP Units and Time-Based RSUs granted in March 2020, (ii) the grant date fair value of performance-based Class A Units and Performance-Based RSUs granted in March 2020, (iii) the incremental grant date fair value of the Time-Based LTIPs and/or Time-Based RSUs granted in June 2020 (calculated as the excess of value of such Time-Based LTIPs and/or Time-Based RSUs as of the date of the grant over the fair value of the cancelled performance-based Class A Units and/or Performance-Based RSUs as of the date of cancellation), and (iv) the grant date fair value of the Time-Based RSUs granted in December 2020, in each case computed as of the date of the grant in accordance with ASC Topic 718. Amounts shown for performance-based Class A Units and Performance-Based RSUs are based on the probable outcome of the performance conditions to which such Class A Units and Performance-Based RSUs are subject, calculated in accordance with ASC Topic 718 using a multifactor Monte Carlo simulation model, based on the Company’s simulated stock price as well as the Company’s TSR on an absolute basis and a relative basis against the Equity Award Peer Group. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020. These Class A Units and Performance-Based RSUs were subject to achievement of the performance conditions described above in “Elements of Executive Compensation Equity Compensation - Class A Units” and “Elements of Executive Compensation Equity Compensation - Performance-Based Restricted Stock Units.” The table below sets forth the grant date fair value for the 2020 Time-Based LTIP Units and Time-Based RSUs and the following for the Class A Units and Performance-Based RSUs: grant date fair value, threshold grant amount, target grant amount, and the maximum grant amount. The values of the performance-based Class A Units and Performance-Based RSUs were dependent on the Company’s performance over a three-year period and there was no assurance that the threshold, target or maximum value of the awards would be earned.

Name	Time-Based Grant Amount(a)	Class A Unit/Performance-Based RSU(b) Grant Date Fair Value	Class A Unit/Performance-Based RSU(b) Threshold Grant Amount	Class A Unit/Performance-Based RSU(b) Target Grant Amount	Class A Unit/Performance-Based RSU(b) Maximum Grant Amount
Marcel Verbaas	$4,986,270	$1,924,600	$750,225	$2,250,000	$5,250,000
Barry A.N. Bloom	2,518,134	1,026,456	400,120	1,200,000	2,800,000
Atish Shah	1,994,525	769,843	300,090	900,000	2,100,000
Philip A. Wade	168,760	421,121	168,801	506,250	1,181,250
Joseph T. Johnson	831,066	320,767	125,038	375,000	875,000
Taylor C. Kessel	821,332	249,550	100,030	300,000	700,000
(a) Includes the Time-Based LTIP Unit and Time-Based RSU awards granted to the named executive officers on March 2, 2020 and, other than Mr. Wade, on June 5, 2020 and December 29, 2020.
(b) Includes the Class A Unit awards and Performance-Based RSUs that were granted in March 2020, which were canceled and replaced with Time-Based LTIP awards or Time-Based RSUs, as applicable, in June 2020 (other than Mr. Wade's March 2020 awards, which vested upon his departure from the Company in April 2020 and were no longer outstanding). The named executive officers forfeited their rights to these performance-based awards upon acceptance of the June 5, 2020 time-based awards.

(3)Amounts represent the annual bonus awards earned in the applicable year under our annual bonus program. See “Elements of Executive Compensation Program - Non-Equity Incentive Program” for additional information regarding the 2020 bonuses. Mr. Wade departed from the Company on April 21, 2020 and as a result was not eligible to receive an annual bonus award.

(4)The following table sets forth the amount of each other item of compensation, including perquisites, paid to, or on behalf of, our named executive officers in 2020 included in the “All Other Compensation” column. Amounts for each perquisite and each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan(a)	Life/Disability Insurance Premiums(b)	Executive Physicals	Other Payments(c)	Total
Marcel Verbaas	$13,550	$1,512	$4,815	$—	$19,877
Barry A.N. Bloom	13,550	1,512	4,781	—	19,843
Atish Shah	13,550	1,512	5,040	—	20,102
Philip A. Wade	9,179	504	—	1,440,105	1,449,788
Joseph T. Johnson	13,550	1,512	4,015	—	19,077
Taylor C. Kessel	13,550	1,512	4,090	—	19,152
(a)Includes matching contributions under our 401(k) plan. Also includes safe harbor contributions to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.
(b)Life/Disability Insurance Premiums includes life insurance and short and long term disability premiums.
(c)With respect to Mr. Wade, represents cash severance payments equal to $1,400,000 and continued health insurance coverage at the Company's expense valued at an estimated $40,105, paid or payable pursuant to the Separation Agreement, dated April 21, 2020, between the Company and Mr. Wade (the "Separation Agreement").

(5) Mr. Wade departed from the Company on April 21, 2020.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2020 to the named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcel Verbaas		$810,000	$1,350,000	$2,160,000	—	—	—	—	—
	3/2/2020	—	—	—	—	—	—	48,047	$750,014
	3/2/2020	—	—	—	48,060	144,282	336,322	—	$1,924,600	(4)
	6/5/2020	—	—	—	—	—	—	294,176	$3,630,132
	12/29/2020	—	—	—	—	—	—	40,274	$606,124

Barry A.N. Bloom		$336,000	$560,000	$896,000	—	—	—	—	—
	3/2/2020	—	—	—	—	—	—	25,625	$400,006
	3/2/2020	—	—	—	25,632	76,951	179,372	—	$1,026,456	(4)
	6/5/2020	—	—	—	—	—	—	147,088	$1,815,066
	12/29/2020	—	—	—	—	—	—	20,137	$303,062

Atish Shah		$306,000	$510,000	$816,000	—	—	—	—	—
	3/2/2020	—	—	—	—	—	—	19,219	$300,009
	3/2/2020	—	—	—	19,224	57,713	134,529	—	$769,843	(4)
	6/5/2020	—	—	—	—	—	—	117,671	$1,452,060
	12/29/2020	—	—	—	—	—	—	16,110	$242,456

Philip A. Wade		$180,000	$300,000	$480,000	—	—	—	—	—
	3/2/2020	—	—	—	—	—	—	10,811	$168,760
	3/2/2020	—	—	—	10,813	32,464	75,673	—	$421,121	(4)

Joseph T.		$159,750	$266,250	$426,000	—	—	—	—	—
Johnson	3/2/2020	—	—	—	—	—	—	8,008	$125,005
	3/2/2020	—	—	—	8,011	24,047	56,054	—	$320,767	(4)
	6/5/2020	—	—	—	—	—	—	49,030	$605,030
	12/29/2020	—	—	—	—	—	—	6,713	$101,031

Taylor C.		$159,750	$266,250	$426,000	—	—	—	—	—
Kessel	3/2/2020	—	—	—	—	—	—	6,407	$100,013
	3/2/2020	—	—	—	6,408	19,238	44,843	—	$249,550	(4)
	6/5/2020	—	—	—	—	—	—	44,127	$544,527
	12/29/2020	—	—	—	—	—	—	11,747	$176,792
(1)Represents cash incentive awards payable in 2021 based on 2020 performance. See “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual 2020 bonuses paid.
(2)For each executive, the actual amount of Class A Units or Performance-Based RSU that would have vested depended on our performance against specified long-term performance objectives and the executive's continued employment with the Company through the vesting date. These estimated possible payouts for each executive do not include distribution equivalent units that would have vested, if at all, following the end of the performance period. For more information regarding the performance criteria for these awards, see “Equity Compensation — Class A Units.” With the exception of Mr. Wade, all Class A Units and Performance-Based RSUs granted to our named executive officers on March 2, 2020 were canceled on June 5, 2020.
(3)Represents Time-Based LTIP Units and Time-Based RSUs, granted on March 2, 2020, which vest in three substantially equal annual installments beginning March 2, 2021, Time-Based LTIPs and Time-Based RSUs granted on June 5, 2020, which vest in full on December 31, 2022, and Time-Based RSUs granted on December 29, 2020, which vest in full on December 30, 2021, in each case subject to the executive's continued employment with the Company through the respective vesting dates.
(4)Represents the grant date fair value of the Class A Unit and Performance-Based RSU awards as determined in accordance with ASC Topic 718. For Class A Unit and Performance-Based RSU awards, the amount shown is calculated based on the probable outcome of the performance conditions to which such awards are subject in accordance with ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020. However, other than with respect to Mr. Wade, the Class A Unit awards and Performance-Based RSU awards, granted on March 2, 2020 were canceled and replaced Time-Based LTIP awards, or Time-Based RSU awards, as applicable, on June 5, 2020. Upon leaving the Company in April 2020, Mr. Wade's Performance-Based RSUs vested in accordance with his Separation Agreement as more fully described in the “Potential Payments Upon Termination or Change in Control” section.

Narrative Disclosure to Compensation Tables

The Company has entered into Severance Agreements with each of its named executive officers. These agreements are more fully described below under the “Potential Payments Upon Termination or Change in Control” section.

Outstanding Equity Awards as of December 31, 2020

The following table shows the number of outstanding Class A Unit awards and Time-Based LTIP Unit awards for each of our current named executive officers as of December 31, 2020. As of December 31, 2020, none of our named executive officers held any other outstanding equity incentive plan awards.

Name	Grant Date		Number of Shares or Units of Stock or LTIP Units That Have Not Vested (#)(8)	Market Value of Shares or Units of Stock or LTIP Units That Have Not Vested ($)(9)	Number of Unearned Units of Stock or LTIP Units That Have Not Vested (#)(8)	Market Value of Unearned Units of Stock or LTIP Units That Have Not Vested ($)(9)(10)
Marcel Verbaas	2/20/2018	(1)	167,103	$2,539,966	—	—
	2/20/2018	(2)	13,011	$197,767	—	—
	2/19/2019	(3)	—	—	232,938	$3,540,658
	2/19/2019	(4)	26,392	$401,158	—	—
	3/2/2020	(5)	48,047	$730,314	—	—
	6/5/2020	(6)	294,176	$4,471,475	—	—
	12/26/2020	(7)	40,274	$612,165	—	—

Barry A.N. Bloom	2/20/2018	(1)	83,551	$1,269,975	—	—
	2/20/2018	(2)	6,506	$98,891	—	—
	2/19/2019	(3)	—	—	124,233	$1,888,342
	2/19/2019	(4)	14,077	$213,970	—	—
	3/2/2020	(5)	25,625	$389,500	—	—
	6/5/2020	(6)	147,088	$2,235,738	—	—
	12/29/2020	(7)	20,137	$306,082	—	—

Atish Shah	2/20/2018	(1)	55,701	$846,655	—	—
	2/20/2018	(2)	4,338	$65,938	—	—
	2/19/2019	(3)	—	—	85,411	$1,298,247
	2/19/2019	(4)	9,678	$147,106	—	—
	3/2/2020	(5)	19,219	$292,129	—	—
	6/5/2020	(6)	117,671	$1,788,599	—	—
	12/26/2020	(7)	16,110	$244,872	—	—

Joseph T. Johnson	2/20/2018	(1)	26,457	$402,146	—	—
	2/20/2018	(2)	2,061	$31,327	—	—
	2/19/2019	(3)	—	—	38,823	$590,110
	2/19/2019	(4)	4,400	$66,880	—	—
	3/2/2020	(5)	8,008	$121,722	—	—
	6/5/2020	(6)	49,030	$745,256	—	—
	12/29/2020	(7)	6,713	$102,038	—	—
Taylor C. Kessel	2/20/2018	(1)	9,179	$139,521	—	—
	2/20/2018	(2)	1,909	29,017	—	$—
	2/19/2019	(3)	—	—	13,394	$203,589
	2/19/2019	(4)	4,224	64,205	—	$—
	3/2/2020	(5)	6,407	$97,386	—	—
	6/5/2020	(6)	44,127	670,730	—	$—
	12/26/2020	(7)	11,747	178,554	—	—

(1)Represents an award of Class A Units, or with respect to Mr. Kessel Performance-Based RSUs. Each Class A Unit and Performance-Based RSU award vests following the completion of the performance period ending on December 31, 2020, subject to the executive’s continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(2)Represents an award of Time-Based LTIP Units, or with respect to Mr. Kessel Time-Based RSUs. Each Time-Based LTIP Unit and Time-Based RSU award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (February 4, 2018), subject to the executive’s continued employment.
(3)Represents an award of Class A Units, or with respect to Mr. Kessel Performance-Based RSUs. Each Class A Unit award and Performance-Based RSU award vests following the completion of the performance period ending on December 31, 2021, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(4)Represents an award of Time-Based LTIP Units, or with respect to Mr. Kessel Time-Based RSUs. Each Time-Based LTIP Unit and Performance-Based RSU award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (February 4, 2019), subject to the executive’s continued employment.
(5)Represents an award of Time-Based LTIP Units, or with respect to Mr. Kessel Time-Based RSUs. Each Time-Based LTIP Unit or Time-Based RSU award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (March 2, 2020), subject to the executive’s continued employment.
(6)Represents an award of Time-Based LTIP Units, or with respect to Mr. Kessel Time-Based RSUs. Each Time-Based LTIP Unit or Time-Based RSU award vests in full on December 31, 2022, subject to the executive’s continued employment.
(7)Represents an award of Time-Based RSUs. Each Time-Based RSU award vests in full on December 30, 2021, subject to the executive’s continued employment.
(8)Represents the number of unvested Class A Units, Performance-Based RSUs, LTIP Units or RSUs, as applicable, as of December 31, 2020.
(9)Based on the closing market price of our common stock on December 31, 2020 of $15.20 per share.
(10)With respect to the Class A Units granted in 2019, the absolute and relative TSR performance goals that would have been achieved for the period commencing on the first day of the applicable performance period and ending on December 31, 2020 (rather than the end of the actual performance period), was below threshold and between the target and maximum level of performance for 2019, respectively. Therefore, in accordance with SEC rules amounts shown for the Class A Units granted in 2019 are based on the threshold and maximum level of achievement of the absolute and relative TSR performance goals, respectively.

Option Exercises and Stock Vested for the Year Ended December 31, 2020

Name	Number of Shares Acquired on Vesting of RSUs (#)(1)	Value Realized on Vesting of RSUs ($)	Number of Shares Acquired on Vesting of LTIP Units (#)(2)	Value Realized on Vesting of LTIP Units ($)(3)
Marcel Verbaas	—	$—	315,864	$6,734,131
Barry A.N. Bloom	—	—	150,986	3,216,767
Atish Shah	—	—	97,522	2,076,781
Philip A. Wade(4)	43,274	369,993	129,524	1,932,602
Joseph T. Johnson	—	—	48,438	1,032,162
Taylor C. Kessel	17,923	374,165	—	—
(1)Represents the number of Time-Based RSUs and Performance-Based RSUs that vested during the year ended December 31, 2020.
(2)Represents the number of Time-Based LTIP Units and Class A Units that vested during the year ended December 31, 2020. The conversion of vested LTIP Units to common stock is contingent upon certain other factors. See “Elements of Executive Compensation - Equity Compensation - LTIP Units” for more information.
(3)Value realized on vesting of LTIP Units is a hypothetical calculation based on the closing market price of our common stock on the vesting date of such LTIP Units (or in the case of the Class A Units the closing market price of our stock on December 31, 2019) and assumes for purposes of this table that those LTIP Units were exchanged for our common stock and sold on that date.
(4)For Mr. Wade, includes 43,274 of Time- and Performance-Based RSUs and 64,833 of Class A Units and LTIP Units that vested in 2020 in connection with the terms and conditions of his Separation Agreement as more fully described in the “Potential Payments Upon Termination or Change in Control” section.

Potential Payments Upon Termination or Change in Control

Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control. The following discussion describes the payments and benefits to which our named executive officers would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2020.

Severance Agreements

We have entered into a severance agreement with each of our named executive officers (the “Severance Agreements”). Under the named executive officers’ respective Severance Agreements in effect during 2020, if the executive’s employment was terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the applicable Severance Agreement), then in addition to any accrued amounts, the executive would be entitled to the following severance payments and benefits:

•payment in an amount equal to a multiple of the sum of the executive’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days following the executive’s termination date, or, in the event that the qualifying termination occurs within the 24 month period following a change in control, payable in a lump sum amount within 60 days following the executive’s termination date; and

•reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the executive and his dependents for up to 18 months after the termination date.

The cash severance multiple for each executive for both non-change in control and change in control termination scenarios was as follows:

Name	Non-Change in Control	Change in Control
Marcel Verbaas	2.99x	2.99x
Barry A.N. Bloom	2x	2x
Atish Shah	2x	2x
Joseph T. Johnson	2x	2x
Taylor C. Kessel	2x	2x
Additionally, in the event of a qualifying termination, the Severance Agreements provide that any outstanding unvested equity awards will be treated in accordance with the terms of the applicable award agreement and equity compensation plan; provided that any award agreements evidencing performance-based vesting awards provide that in the event of a change in control, the award will vest based on actual performance through the date of the change in control, without any pro ration to reflect the shorter performance period resulting from the change in control (subject to the executive’s continued service until the change in control).
The executive’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and non-revocation of a general release of claims in favor of the Company, and the executive’s continued compliance with certain covenants set forth in the Severance Agreement, including confidentiality covenants that apply indefinitely, and certain noncompetition and nonsolicitation covenants that apply during the executive’s employment and for six months (or twelve months for Mr. Verbaas) following the executive’s termination of employment. Following a change in control of the Company, the executive will not be subject to the noncompetition covenant with respect to any period following a termination of his employment. Each Severance Agreement also includes a mutual non-disparagement covenant by the executive and the Company.
To the extent that any payment or benefit received by an executive in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits would be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
Wade Separation Agreement
In connection with Mr. Wade’s departure from the Company on April 21, 2020, the Company, XHR Management, LLC, the Operating Partnership and Mr. Wade entered into the Separation Agreement. Mr. Wade's separation was characterized as a termination by the Company without cause for purposes of the Separation Agreement. Under the Separation Agreement, Mr. Wade was entitled to the following compensation and benefits: (i) $1,400,000 payable over a period of 12 months following the effective date of Mr. Wade’s termination (the “separation date”); (ii) continued health insurance coverage at the Company’s expense for up to eighteen months following the separation date (estimated value $38,708); and (iii) all outstanding and unvested equity and equity-based awards held by Mr. Wade were treated in accordance with the terms and conditions set forth in the applicable award agreement and equity compensation plan with respect to a termination of employment by the Company without “Cause” (as defined in the applicable award agreement). Pursuant to the applicable equity award agreements, Mr. Wade's outstanding Class A Units and Performance-Based RSUs vested assuming target performance and his outstanding Time-Based LTIP Units and Time-Based RSUs vested in full, in each case, as of the separation date. The aggregate value of such accelerated awards was equal to $0.9 million, based on the closing price of the Company's common stock on the vesting date.

Equity Awards
Class A Unit Awards
In the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control in the amount equal to the sum of (A) the number of base units which would be performance vested base units (if any) assuming the completion of the Performance Period as of the date of the change in control, plus (B) the distribution equivalent units (calculated with respect only to the number of base units which would vest under (A) above).
If an executive’s service terminates due to his death or disability, or by us other than for “cause” or by the executive for “good reason” (collectively a “qualifying termination”), in any case, prior to the completion of the Performance Period, the award (including any distribution equivalent units) will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) “target” level performance.
Time-Based LTIP Unit Awards
In the event of a change in control of the Company or if the executive experiences a qualifying termination, the Time-Based LTIP Unit awards will vest in full immediately prior to such change in control or upon such qualifying termination, as applicable.
Performance-Based RSUs
In the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award will become vested immediately prior to such change in control in the amount equal to the number of RSUs which would be performance vested RSUs (if any) assuming the completion of the Performance Period as of the date of the change in control.

If an executive experiences a qualifying termination, prior to the completion of the Performance Period, the award will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) “target” level performance.

Time-Based RSUs

In the event of a change in control of the Company or if the executive experiences a qualifying termination, the Time-Based RSU awards will vest in full immediately prior to such change in control or upon such qualifying termination, as applicable.
Retirement Policy
Effective as of February 18, 2020, our Compensation Committee adopted the Xenia Hotels & Resorts, Inc. Retirement Policy (the “Retirement Policy”). The Retirement Policy provides that, in the event of a participant’s “qualifying retirement,” all time-vesting equity awards held by the participant will become vested in full, and all performance-vesting equity awards held by the participant will remain outstanding and eligible to vest on a pro-rated basis in accordance with the terms of the Retirement Policy. For purposes of the Retirement Policy, a “qualifying retirement” includes a participant’s voluntary retirement after the participant has attained at least 60 years of age and completed 10 years of service, provided that the participant has provided the Company with at least six months’ advance written notice of the participant’s retirement. None of our named executive officers is currently eligible for a qualifying retirement pursuant to the terms of the Retirement Policy.
Summary of Potential Payments
The following table summarizes the payments that would be made to our named executive officers (other than Mr. Wade) upon the occurrence of certain qualifying terminations of employment or a change in control, assuming such named executive officer’s termination of employment with the Company, occurred on December 31, 2020. No payments would be owed to any of the named executive officers and no accelerated vesting of equity awards would occur in the event of a termination “for cause” or resignation without “good reason.” Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses, (2) deductions for federal, state and / or excise tax obligations, or (3) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that the "best-pay cap" reduction described above would not apply. The amounts paid or payable to Mr. Wade in connection with his departure from the Company are described above under “Potential Payments Upon Termination or Change in Control - Wade Separation Agreement”.

Name	Benefit	Upon Death or Disability	Change of Control (No Termination)	Termination Without Cause or For Good Reason (No Change in Control)	Termination Without Cause or For Good Reason (Change in Control)(1)
Marcel Verbaas	Cash Severance(2)	$—	$—	$6,727,500	$6,727,500
	Accelerated Vesting of Equity Awards(3)	10,868,671	11,442,706	10,868,671	11,442,706
	Reimbursement of COBRA Premiums(4)	—	—	$38,708	$38,708
	Total	$10,868,671	$11,442,706	$17,634,879	$18,208,914

Barry A.N. Bloom	Cash Severance(2)	$—	$—	$2,240,000	$2,240,000
	Accelerated Vesting of Equity Awards(3)	5,535,927	5,842,081	5,535,927	5,842,081
	Reimbursement of COBRA Premiums(4)	—	—	$26,709	$26,709
	Total	$5,535,927	$5,842,081	$7,802,636	$8,108,790

Atish Shah	Cash Severance(2)	$—	$—	$2,040,000	$2,040,000
	Accelerated Vesting of Equity Awards(3)	4,087,782	4,298,262	4,087,782	4,298,262
	Reimbursement of COBRA Premiums(4)	—	—	$13,360	$13,360
	Total	$4,087,782	$4,298,262	$6,141,142	$6,351,622

Joseph T. Johnson	Cash Severance(2)	$—	$—	$1,242,500	$1,242,500
	Accelerated Vesting of Equity Awards(3)	1,788,668	1,884,352	1,788,668	1,884,352
	Reimbursement of COBRA Premiums(4)	—	—	$38,708	$38,708
	Total	$1,788,668	$1,884,352	$3,069,876	$3,165,560

Taylor C. Kessel	Cash Severance(2)	$—	$—	$1,242,500	$1,242,500
	Accelerated Vesting of Equity Awards(3)	1,292,445	1,336,189	1,292,445	1,336,189
	Reimbursement of COBRA Premiums(4)	—	—	$38,708	$38,708
	Total	$1,292,445	$1,336,189	$2,573,653	$2,617,397
(1)Includes amounts which would be payable upon the occurrence of a change in control or a qualifying termination of employment following a change in control.
(2)Represents a multiple of the sum of the named executive officer’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by executive. For additional details, see “Severance Agreements” above.
(3)Represents the aggregate value of the named executive officer’s unvested equity awards which would vest in connection a termination due to death or "disability", upon the change in control, or in connection with executive’s qualifying termination of employment, as applicable, calculated by multiplying the applicable number of equity award units subject to each equity award by $$15.20, the Company’s common stock closing price as of December 31, 2020.
(4)Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2020 enrollment rates, multiplied by the maximum 18 month period during which the executive may be entitled to reimbursement of COBRA premiums.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Marcel Verbaas, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Required Pay Ratio

For 2020, our last completed fiscal year:

•the median of the annual total compensation of all of our employees (other than our CEO) was $242,783; and

•the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $5,947,548.

Based on this information, for 2020, the annual total compensation of our CEO was approximately 25 times the median of the annual total compensation of all of our employees (other than the CEO).

Determining the Median Employee

Employee Population

We chose December 31, 2020, as the date for establishing our employee population used to identify the median employee. As of such date, our employee population consisted of 36 individuals.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we used total cash compensation earned in 2020. In identifying the median employee, we annualized the compensation of all permanent employees who were hired in 2020.

Compensation Measure and Annual Total Compensation of Median Employee and CEO

With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes salary, cash bonus, equity awards, and other perquisites required to be disclosed under SEC rules. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this proxy statement.

COMPENSATION RISK ASSESSMENT

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2020, the Company’s management team completed an extensive review of the design and operation of our compensation program and its findings were presented to the Compensation Committee and the Board of Directors. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders (the “Proxy Statement”) and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors
Thomas M. Gartland
John H. Alschuler
Keith E. Bass

PROPOSAL 2 - NON-BINDING, ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION (“SAY ON PAY”)

In accordance with the requirements of Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to consider and vote upon the following resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers as reported in this proxy statement:
“NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion of this proxy statement.”
This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. Unless the Board modifies its determination of the frequency of future advisory votes on executive compensation, we expect that the next such advisory vote will be held at the 2022 annual meeting of stockholders.
The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business objectives. As described in more detail under “Overview of Executive Compensation Program” the Company’s primary objective is to deliver attractive long-term total returns to stockholders through appreciation in the value of our stock and by providing income to stockholders through the establishment of and increases in distributable cash flow. The Company’s compensation philosophy and structure for our senior executives is designed to achieve these objectives and the Compensation Committee believes the program achieves these objectives as evidenced by prior “say on pay” results, including over 97% approval by our stockholders in 2020.
In determining actual 2020 compensation for our named executive officers, and as described in the Compensation Discussion and Analysis, the Compensation Committee reviewed progress made against planned objectives established at the beginning of 2020, as discussed on pages 37 regarding individual performance objectives, the executive summary on page 26, and progress made against short-term planned objectives as a result of the sudden and immediate impact of the pandemic on the Company. At the 2017 annual meeting, the Company’s stockholders voted in favor of holding annual say on pay votes, and following the 2017 stockholder vote, our Board of Directors accepted the stockholders’ advisory vote and resolved to continue to hold annual advisory say on pay votes.
We believe that the Compensation Committee has developed a compensation program for our named executive officers that motivates outstanding performance, retains our team throughout the remainder of the pandemic and positions our Company well for after the impact of the pandemic has subsided, and rewards behavior that aligns management’s interest with those of stockholders.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

ARTICLE V: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our Audit Committee's appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our charter or bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the Audit Committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Xenia.
Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
Pursuant to the Audit Committee charter, the Audit Committee, or the chair of the Audit Committee, shall pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or if such service falls within available exceptions under SEC rules or NYSE listing rules.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF XENIA HOTELS & RESORTS, INC. FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2020 and 2019, respectively.
During fiscal years 2020 and 2019, all of the services provided by KPMG LLP for the services described below related to Audit, Audit-Related Fees, Tax Fees, and All Other Fees and were pre-approved in accordance with the policies and procedures described above.

	FY 2020	FY 2019
Audit Fees(1)	$1,156,500	$1,143,975
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,780	2,000
Total	$1,158,280	$1,145,975
The following are footnotes to the above table, in accordance with SEC definitions:
(1)Audit fees include services rendered for the review of registration statements and consents that are normally provided by accountants in connection with statutory and regulatory filings or engagements, including the issuance of comfort letters related to equity issuances.

ARTICLE VI: REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The audit committee of the board of directors of Xenia Hotels & Resorts, Inc. (the “Company”) assists the board of directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to US generally accepted accounting principles and the effectiveness of the Company's internal controls over financial reporting.
In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2021 annual meeting of stockholders titled “Audit Committee,” the audit committee has performed the following:
•    Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited consolidated financial statements.
•    Discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.
•    Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures, presentations and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussions with KPMG regarding its independence.
Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures, presentations and letter to the Audit Committee and review of the representations of management and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.
Submitted by the members of the Audit Committee of the Board of Directors.

Audit Committee of the Board of Directors
Dennis D. Oklak, Chairman
Jeffrey H. Donahue
Beverly K. Goulet
*This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Xenia filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE VII: STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our common stock by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and named executive officers as of March 31, 2021 and (iii) all directors, nominees and executive officers as a group.
As of March 31, 2021, we had an aggregate of 113,804,074 shares of common stock outstanding.
Unless otherwise indicated, the address of each named person is c/o Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida, 32801. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Beneficial Owner	Number of Shares(1)		% of Shares Outstanding(2)
5% or greater stockholders:
BlackRock, Inc.(3)	21,528,266		18.9%
The Vanguard Group, Inc.(4)	17,844,149		15.7%
Wellington Management Group LLP (5)	11,123,648		9.8%
State Street Corporation (6)	5,756,266
Directors, Director Nominees and Executive Officers:
Marcel Verbaas	1,082,198	(7)	*
Barry A.N. Bloom	738,141	(8)	*
Atish Shah	377,853	(9)	*
Joseph T. Johnson	179,258	(10)	*
Taylor C. Kessel	81,043	(11)	*
Jeffrey H. Donahue	64,607	(12)	*
John H. Alschuler	36,025	(13)	*
Keith E. Bass	43,025	(14)	*
Thomas M. Gartland	43,225	(15)	*
Beverly K. Goulet	36,025	(16)	*
Mary E. McCormick	40,625	(17)	*
Dennis D. Oklak	36,025	(18)	*
All Current Executive Officers and Directors as a Group (12 persons)	2,758,050	(19)	2.4%

* Indicates less than 1%
(1)For Directors and Executive Officers, numbers include shares of common stock for which vested and unvested Time-Based LTIP Units and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units). Once LTIP Units have achieved full parity with Common Units, vested LTIP Units may be converted by the holder into an equal number of Common Units, which are redeemable by the holder for an equivalent number of shares of common stock or the cash value of such shares, at the Company’s option.
(2)Based on 113,804,074 shares of our common stock outstanding as of March 31, 2021. For each Director and Executive Officer, the percentage of shares of our common stock beneficially owned by such person includes shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed by such person but no other person (assuming certain conditions are met and the LTIP Units are first converted into Common Units).  For all Directors and Executive Officers as a group, the percentage of shares of our common stock beneficially owned by such persons includes all shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed by such persons (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(3)Based solely on information contained in a Schedule 13G filed on January 25, 2021 (the “BlackRock 13G”), BlackRock, Inc. beneficially owns 21,528,266 shares of common stock, with sole power to vote 21,268,663 of such shares and sole power to dispose of 21,528,266 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, and BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd., each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)Based solely on information contained in a Schedule 13G filed on February 10, 2021 (the “Vanguard 13G”), The Vanguard Group beneficially owns 17,844,149 shares of common stock, with sole power to vote 0 of such shares, shared power to vote 363,304 of such shares, sole power to dispose of 17,388,793 of such shares, and shared power to dispose of 455,356 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, Vanguard Investments UK, Limited, each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(5)Based solely on information contained in a Schedule 13G filed on February 4, 2021 (the "Wellington 13G"), Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP beneficially own 11,123,648 shares of common stock, with sole power to vote on none of such shares, shared power to vote 9,946,714 of such shares, and shared power to dispose of 11,123,648 of such shares. The principal business address is 280 Congress Street, Boston, Massachusetts 02210.
(6)Based solely on information contained in a Schedule 13G filed on February 11, 2021 (the "State Street 13G"), State Street Corporation beneficially owns 5,756,266 shares of common stock, with sole power to vote 0 of such shares, shared power to vote 5,044,274 of such shares, sole power to dispose of 0 of such shares, and shared power to dispose of 5,756,266 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc.; State Street Global Advisors Limited (UK); State Street Global Advisors, Australia Limited; State Street Global Advisors(Japan) Co., Ltd; State Street Global Advisors Asia LTD; State Street Global Advisors GMBH; State Street Global Advisors Ireland Limited; State Street Global Advisors Trust Company; each individually owning less than 5% of the total outstanding shares of common stock. The principal business address is One Lincoln Street, Boston, Massachusetts 02211.
(7)Includes 600,021 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(8)Includes 718,004 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(9)Includes 226,691 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(10)Includes 98,505 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(11)Includes 7,659 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(12)Includes 32,375 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(13)Includes 32,375 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(14)Includes 32,375 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(15)Includes 32,375 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(16)Includes 32,375 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(17)Includes 32,375 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(18)Includes 32,375 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(19)Includes 1,877,505 shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

ARTICLE VIII: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Statement of Policy Regarding Transactions with Related Persons
Our Board of Directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the Audit Committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The Audit Committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with Section 2-419 of the MGCL (if applicable), or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.
ARTICLE IX: ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting, you must be a registered holder or beneficial owner of shares of Xenia common stock as of the close of business on the record date of March 31, 2021, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing the "Register for Meeting" Registration link at www.ProxyVote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voter instruction form or notice). Representatives of corporate or institutional stockholders will need to pre-register and bring photo identification to the meeting together with their admission ticket.
If you are unable to print your tickets, please contact us at 407-246-8100 for assistance. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on Friday, May 14, 2021. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each stockholder will be required to present a valid picture identification such as a driver's license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 7:50 a.m. and the meeting will begin promptly at 8:00 a.m.

Due to the public health impact of COVID-19, we are planning for the possibility that the Company’s Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.xeniareit.com.
ARTICLE X: MISCELLANEOUS

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2020, are available free of charge at www.proxyvote.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Xenia Hotels & Resorts, Inc., Attention: Senior Analyst – Finance, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 (phone: 407-246-8100). Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the internet at the SEC’s website, www.sec.gov, or on our website, www.xeniareit.com.
HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders may be householding the Company’s proxy materials. If you receive a householding notification from your broker, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by your broker. Once you receive notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, if you receive a householding notification and wish to receive a separate annual report or proxy statement at your address, you should also contact your broker directly.
If you wish to receive a separate set of proxy materials for the 2021 Annual Meeting, we will deliver them promptly upon request sent to Xenia Hotels & Resorts, Inc., Attention: Vice President – Finance, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 (phone: 407-246-8100).

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders to vote the shares represented by all valid proxies in accordance with their discretion on such matters.

By Order of the Board of Directors

Marcel Verbaas
Chairman and Chief Executive Officer
Orlando, Florida
April 6, 2021

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38734-P53671

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

XENIA HOTELS & RESORTS, INC.

The Board of Directors recommends you vote FOR all of the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Marcel Verbaas	☐	☐	☐
1b. Jeffrey H. Donahue	☐	☐	☐
1c. John H. Alschuler	☐	☐	☐
1d. Keith E. Bass	☐	☐	☐
1e. Thomas M. Gartland	☐	☐	☐
1f. Beverly K. Goulet	☐	☐	☐
1g. Mary E. McCormick	☐	☐	☐
1h. Dennis D. Oklak	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. To approve, on an advisory and non-binding basis, the compensation of the named executive officers as disclosed in the proxy statement.	☐	☐	☐
3. Ratification of the Appointment of KPMG LLP as Xenia Hotels & Resorts, Inc.'s Independent Registered Public Accounting Firm for Fiscal Year 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign and date personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date